EXHIBIT 10.66



                      GAS  SALES  AGREEMENT

                             between

                   COGEN  DEVELOPMENT  COMPANY
                            as Seller

                               and

                    PANDA- BRANDYWINE,  L.P.
                            as Buyer















               Any person receiving a copy of this
            Agreement, is subject to and agrees to be
             bound by the provisions of Section 19.5
           hereof regarding the confidentiality of the
                 provisions of this Agreement.


                        TABLE OF CONTENTS
                                                             Page

ARTICLE I        DEFINITIONS OF TERMS                          1

     Section 1.1 Definitions                                   1

ARTICLE II       CONDITIONS                                    9

     Section 2.1 Seller's Conditions                           9
     Section 2.2 Buyer's Conditions                            9
     Section 2.3 Financial Closing                            11
     Section 2.4 Notifications                                11

ARTICLE III      QUANTITIES AND GAS CLASSIFICATIONS           12

     Section 3.1 Purchase and Sale                            12
     Section 3.2 Gas Classifications                          12
     Section 3.3 Make-Up                                      13
     Section 3.4 Gas Allocation                               14
     Section 3.5 Regularly Scheduled Outages                  14
     Section 3.6 Buyer's Right to Resell Gas                  15
     Section 3.7 Testing Service                              15
     Section 3.8 Processing                                   15

ARTICLE IV       SCHEDULING OF DELIVERIES                     16

     Section 4.1 Quantity                                     16
     Section 4.2 Delivery Rates                               18
     Section 4.3 Gas Imbalances                               18
     Section 4.4 Transportation                               18

ARTICLE V        SELLER'S WARRANTY                            19

     Section 5.1 Seller's Warranty                            19

ARTICLE VI       TERM                                         19

     Section 6.1 Term                                         19

ARTICLE VII      PRICE                                        19

     Section 7.1 Gas Prices                                   19
     Section 7.2 Taxes and Royalties                          22
     Section 7.3 Gas Market Price Ceiling                     23
     Section 7.4 Change in Index                              24

ARTICLE VIII     BILLINGS AND PAYMENTS                        24

     Section 8.1 Seller's Billings                            24
     Section 8.2 Buyer's Payment                              24
     Section 8.3 Buyer's Billings and Seller's Payments       24
     Section 8.4 Verification                                 25
     Section 8.5 Failure to Pay                               25
     Section 8.6 Corrections of Errors                        26

ARTICLE IX       SPECIFICATIONS                               26

     Section 9.1 Specifications                               26
     Section 9.2 Non-Conforming Gas                           27

ARTICLE X        POSSESSION AND TITLE                         27

     Section 10.1   Warranty of Title                         27
     Section 10.2   Possession                                27

ARTICLE XI       BUYER'S REPRESENTATIONS AND WARRANTIES       28

     Section 11.1   Representations and Warranties            28
     Section 11.2   Buyer's Covenants                         29

ARTICLE XII      SELLER'S REPRESENTATIONS, WARRANTIES AND
                 COVENANTS                                    29

     Section 12.1   Representations and Warranties            29
     Section 12.2   Covenants                                 30

ARTICLE XIII     FORCE MAJEURE                                36

     Section 13.1   Definition                                36
     Section 13.2   Burden of Proof                           38
     Section 13.3   Effect of Event of Force Majeure          38
     Section 13.4   Settlement of Strikes, Lockouts, or Other
                    Labor Disputes                            38
     Section 13.5   Force Majeure Curtailment                 39
     Section 13.6   Termination Due to Extended Event of
                    Force Majeure                             39

ARTICLE XIV      GOVERNMENTAL ACTION                          40

     Section 14.1   Governmental Action                       40

ARTICLE XV       TRANSFER AND ASSIGNMENT                      40

     Section 15.1   Assignments                               40

ARTICLE XVI      NOTICE                                       41

     Section 16.1   Notice                                    41

ARTICLE XVII     SUSPENSION, MITIGATION, DEFAULT AND REMEDIES 42

     Section 17.1   Seller's Failure To Deliver               42
     Section 17.2   Event of Default                          44
     Section 17.3   Remedies for Breach                       46
     Section 17.4   Special Termination Event                 49

ARTICLE XVIII    ARBITRATION                                  51

     Section 18.1   Arbitration of Disputes                   51
     Section 18.2   Appointment of Board                      52
     Section 18.3   Hearing and Decision                      52
     Section 18.4   Effect of Decision                        52

ARTICLE XIX      MISCELLANEOUS PROVISIONS                     53

     Section 19.1   Captions                                  53
     Section 19.2   Choice Of Law                             53
     Section 19.3   Other Agreements                          53
     Section 19.4   Binding Effect                            53
     Section 19.5   Confidentiality                           53
     Section 19.6   NonWaiver of Defaults                     54
     Section 19.7   Written Amendments                        55
     Section 19.8   Severability and Renegotiation            55
     Section 19.9   Survival                                  55
     Section 19.10  Further Assurances                        55
     Section 19.11  Limitation of Liability                   55
     Section 19.12  Waiver of UCC Warranties                  56
     Section 19.13  Counterpart                               56
     Section 19.14  Winding Up                                56
     Section 19.15  Preparation                               56
     Section 19.16  Seller's Reservation                      56

APPENDIX I

     Adjustment to Agreement Resulting From First Amendment of
     Power Contract Not Becoming Effective

EXHIBIT A

     Form of Consent and Agreement

EXHIBIT B

     Form of Opinion of Counsel

EXHIBIT C

     Governmental Approvals

EXHIBIT D

     Form of Guaranty





                       GAS SALES AGREEMENT


This GAS SALES AGREEMENT ("Agreement") dated as of the 30th day of March, 1995, by and between Cogen Development Company, a Michigan corporation ("Seller"), and Panda-Brandywine, L.P., a Delaware limited partnership ("Buyer"), acting by and through its general partner, Panda Brandywine Corporation, a Delaware corporation. Seller and Buyer are sometimes referred to herein individually as a "Party" and collectively as "Parties".


                      W I T N E S S E T H:

WHEREAS, Seller is engaged in the business of selling natural gas; and

WHEREAS, Buyer proposes to construct and operate a natural gas and oil-fired cogeneration facility having a net electrical capability of up to approximately 230 megawatts, to be located near Brandywine, Maryland and which is expected to commence commercial operation after June 1, 1996; and

WHEREAS, Seller owns, controls or has or will obtain rights to quantities of Gas to sell to Buyer and has entered into or will enter into gas transportation agreements necessary to effect delivery of Gas hereunder at the Delivery Points; and

WHEREAS, subject to the terms and conditions of this Agreement, Seller desires to sell and deliver Gas to Buyer and Buyer desires to purchase and receive Gas from Seller;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and intending to be legally bound, Seller and Buyer agree as follows:


                            ARTICLE I
                      DEFINITIONS OF TERMS

Section 1.1 Definitions. For purposes of this Agreement, the following capitalized terms and phrases shall have the meanings set forth below or given them in the provisions hereof cited:

     "Additional Proposed Reserves" shall have the meaning set forth in Section 12.2(d).

     "Agreement" means this Gas Sales Agreement between Cogen
     Development Company and Panda-Brandywine, L.P., as it may be amended from time to time.

     "Agreement Year" means the twelve- (12) month period beginning on the Initial Delivery Date, and the twelve- (12) month period beginning on each succeeding anniversary of the Initial Delivery Date.

     "ANR Charge" shall have the meaning set forth in Section
     7.1(a)(iii).

     "Best Efforts" means every reasonable effort that can be taken in good faith under the circumstances in pursuit of the objective described, consistent with applicable and customary commercial standards and the affected Party's total capability to perform.

     "Business Day" means each Day, Monday through Friday, except holidays, from 8:00 a.m. to 5:00 p.m. Eastern Time.

     "Buyer's Cover Standard" shall have the meaning set forth in
     Section 17.1.

     "Buyer's Credit" shall have the meaning set forth in Section
     7.1(d).

     "Buyer's Delivery Point" means the "primary delivery point" specified from time to time in the Columbia FT Agreement.

     "British Thermal Unit" (or "Btu") shall have the meaning ascribed in the FERC Gas Tariff of Columbia Gas Transmission or such other Pipeline(s) that may operate a Delivery
     Point(s).

     "Columbia FT Agreement" means the Amended and Restated FTS Service Agreement, dated March 23, 1995, between Buyer and Columbia Gas Transmission, as such agreement may be amended from time to time. A copy of the Columbia FT Agreement is appended to the Precedent Agreement.

     "Columbia Gas Transmission'' means Columbia Gas Transmission
     Corporation, its successors and permitted assigns.

     "Consent and Agreement" means the Financing Document substantially in the form of Exhibit A attached hereto, by which Seller consents to the assignment of this Agreement by Buyer to the Financing Parties to secure Buyer's indebtedness under the Financing Documents, as such Financing Document may be amended from time to time.

     "Cove Point Agreement" means the FTS Service Agreement, dated as of March 30, 1995, between Buyer and Cove Point
     LNG, as such agreement may be amended from time to time.

     "Cove Point LNG" means Cove Point LNG Limited Partnership, its successors and permitted assigns.

     "Day" means the twenty-four- (24) hour period commencing at 8:00 a.m. Eastern Time.

     "Dedicated Reserves" shall have the meaning set forth in
     Section 12.2(d).

     "Delivery Point" or "Delivery Point(s)" mean(s):

          (a) (i)with respect to Gas Scheduled for delivery within the MDFQ, the primary point(s) of receipt set forth in the Columbia FT Agreement or an appendix or attachment thereto; and

          (ii) with respect to Gas Scheduled for delivery within the MDIQ, the point(s) of receipt set forth in the Columbia IT Agreement, or an appendix or attachment thereto; and

     (b) such other primary or secondary points as the Parties may agree from time to time subject to the prior written consent of the Financing Parties.

     "Dispatchable Gas" shall have the meaning set forth in
     Section 3.2(c).

     "Dth" means one (1) dekatherm, which shall equal one (1)
     MMBtu.

     "Event of Default" shall have the meaning set forth in
     Section 17.2.

     "Event of Force Majeure" shall have the meaning set forth in
     Section 13.1.

     "Extended Term" shall have the meaning set forth in Section 6.1.

     "Facility" means the electric and steam cogeneration facility to be constructed and operated by Buyer and located near Brandywine, Maryland.

     "FERC" means the Federal Energy Regulatory Commission or any successor agency, department or instrumentality of the United States government.

     "FERC Regulated Facilities" means those interstate gas transmission facilities owned and operated by a FERC-regulated interstate pipeline company, which are located on the discharge side of any field compression units, are subject to the jurisdiction of FERC and are currently classified as transmission facilities by FERC for rate-making purposes.

     "FERC Tariff" means the tariff of a FERC regulated pipeline that is effective and on file with the FERC.

     "Financial Closing" means the initial funding of the construction financing of the Facility upon terms and conditions acceptable to Buyer in its sole discretion.

     "Financing Documents" mean any and all loan agreements, notes, indentures, security agreements, subordination agreements, mortgages, partnership agreements, subscription agreements, participation agreements and other documents relating to the construction, interim and long-term financing (both debt and any third party equity) of the Facility and any refinancing thereof (including a lease or a leveraged lease pursuant to which Buyer is the lessee of the Facility) provided by the Financing Parties, including any and all modifications, extensions, renewals, and replacements of any such agreements and documents.

     "Financing Parties" mean General Electric Capital Corporation and, in accordance with the terms and conditions of the Consent and Agreement, (i) any and all successor lenders providing the construction, interim or long-term financing or refinancing of the Facility (including a lease or a leveraged lease), and any trustee(s) or agent(s) acting on their behalf, and (ii) any and all successor equity investors providing any such financing or refinancing of the Facility, and any trustee(s) or agent(s) acting on their behalf.

     "Firm Basis" means the obligation of Seller to deliver and Buyer to receive Gas within the MDFQ at the Delivery
     Point(s), as Scheduled by Buyer or Fuel Manager, without interruption for any reason, except to the extent permitted hereunder.

     "Firm Transportation Agreements" means the Columbia FT
     Agreement, the Cove Point Agreement, and the Washington Gas
     Agreement, and such other firm transportation agreement between the Buyer and a Pipeline.

     "Fuel Manager" means Cogen Development Company, or any person, company or entity that succeeds to the rights and obligations of Cogen Development Company as Buyer's fuel manager for the Facility pursuant to the Fuel Supply Management Agreement.

     "Fuel Supply Management Agreement" means the Fuel Supply
     Management Agreement, dated as of March 30, 1995, between
     Buyer and Cogen Development Company, dated March 30, 1995, as amended from time to time.

     "Fuel Use" means the quantity of Gas Buyer must provide Columbia Gas under the Columbia FT Agreement and the Columbia IT Agreement, or which Buyer must provide to another of the Pipeline(s) at a Delivery Point, for company use, lost and unaccounted-for quantities as required under the effective FERC Gas Tariff of Columbia Gas Transmission or another of the Pipeline(s), as the case may be.

     "Gas" means natural gas meeting the quality specifications set forth in Article IX.

     "Gas Imbalance" means the quantity of Gas equal to the difference between (i) the quantity of Gas Scheduled at a Delivery Point during any period, and (ii) the quantity of Gas delivered or caused to be delivered by Seller or received by Buyer, or for Buyer's account, as the case may be, at such Delivery Point during such period.

     "Gas Market Price Ceiling" (or "GMPC") shall have the meaning set forth in Section 7.3.

     "Governmental Approval(s)" mean(s) all permits, authorizations, registrations, consents, approvals, waivers, exceptions, variances, claims, orders, judgments and decrees, licenses, exemptions, publications (to the extent legally binding upon a Party), filings (other than filings of a purely ministerial nature), notices to and declarations of or with any Governmental Authority.

     "Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Index Price" shall have the meaning set forth in Section
     7.1(b).

     "Initial Delivery Date" means the "Actual Commercial
     Operation Date," as defined in the Power Contract; provided, such Day shall not be earlier than June 1, 1996.

     "Interest Rate" means the annual rate of interest, computed monthly and prorated daily, equal to the Prime Rate plus one percent (1%). For purposes hereof, the "Prime Rate" means the rate of interest publicly announced from time to time by The Chase Manhattan Bank, N.A. (or its successor) as its prime commercial lending rate or, if lower, the maximum non-usurious rate of interest allowed by the laws of the State of Maryland.

     "Interruptible Basis" means the obligation of Seller to deliver Gas to the Delivery Point(s), as Scheduled by Buyer or Fuel Manager, except when despite Seller's Best Efforts, Seller is unable to deliver Gas to the Delivery Point(s) as Scheduled by Buyer or Fuel Manager.

     "Interruptible Gas" shall have the meaning set forth in
     Section 3.2(d).

     "Last Cure Date" shall have the meaning set forth in Section
     17.4.

     "Leap Year" means any calendar year in which there are 366 calendar days.

     "Limited Dispatch Commodity Charge" shall have the meaning set forth in Section 7.1(a).

     "Limited Dispatch Demand Charge" shall have the meaning set forth in Section 7.1(a).

     "Limited Dispatch Gas" shall have the meaning set forth in
     Section 3.2(a).

     "Limited Dispatch Make-Up Gas" shall have the meaning set forth in Section 3.3(a).

     "Market Cost Basis Charge" means, with respect to Dispatchable Gas or Interruptible Gas, the market price of Gas, as determined by Seller, for the Day on which Buyer has requested Seller to sell and deliver Dispatchable Gas or Interruptible Gas to Buyer hereunder.

     "Maximum Daily Firm Quantity" (or "MDFQ") means a quantity of Gas, up to 24,240 MMBtu per Day (plus Fuel Use), as Scheduled by Buyer or Fuel Manager and which Seller shall sell and deliver to the Delivery Point(s), and Buyer shall purchase from Seller, during a Day on a Firm Basis.

     "Maximum Daily Interruptible Quantity" (or "MDIQ") means a quantity of Gas, up to 24,240 MMBtu per Day (plus Fuel Use), as Scheduled by Buyer or Fuel Manager and which Seller shall sell and deliver to the Delivery Point(s), and Buyer shall purchase from Seller, during a Day on an Interruptible Basis.

     "Minimum Dedicated Quantity" shall have the meaning set forth in Section 12.2(d).

     "Minimum Limited Dispatch Quantity" means, with respect to an Agreement Year, a quantity of Limited Dispatch Gas equal to 2,299,500 MMBtu (or 2,305,800 MMBtu if the Agreement Year is a Leap Year), which quantity is subject to adjustment as provided in Appendix I hereof, less any quantities of Limited Dispatch Gas during an Agreement Year that Seller is unable to deliver to the Delivery Point(s) for any reason or Buyer is unable to receive due to an Event of Force Majeure or a Regularly Scheduled Outage (which quantities during any Day of a Regularly Scheduled Outage shall be equal to 7,000 MMBtu, which quantity is subject to adjustment as provided in Appendix I).

     "Minimum Scheduled Dispatch Quantity" means a quantity of Scheduled Dispatch Gas for a Month equal to the product of
     (i) .80, multiplied by (ii) the quantity of Scheduled Dispatch Gas Buyer or Fuel Manager has Scheduled for delivery during such Month, less any quantities of Scheduled Dispatch Gas that Seller is unable to deliver to the Delivery Point(s) for any reason or Buyer is unable to receive due to an Event of Force Majeure during such Month.

     "MMBtu" means one million (1,000,000) Btu's.

     "Month" means the period beginning at 8:00 a.m. Eastern Time on the first Day of a given calendar month and ending at 8:00 a.m. Eastern Time on the first day of the next succeeding calendar month.

     "Notice" means a written communication between the Parties given in accordance with the provisions of this Agreement.

     "Owner" means any affiliate of Seller that owns gas reserves that are the subject of any provision of Section 12.2(d).

     "Parent Guaranty" means the Guaranty provided by MCN
     Corporation in the form attached as Exhibit D hereto.

     "Pipeline(s)" means Columbia Gas Transmission, Cove Point LNG, and Washington Gas Light, and any other transporter of Gas purchased by Buyer under this Agreement that is downstream of one of the Delivery Point(s) and with which Buyer has a firm (in the case of the MDFQ) or interruptible (in the case of the MDIQ) transportation agreement.

     "Power Contract" means the Power Purchase Agreement, dated
     August 9, 1991, between Buyer and the Power Purchaser, as it may be amended from time to time.

     "Power Purchaser" means Potomac Electric Power Company
     ("PEPCO"), its successors and permitted assigns.

     "Power Purchaser Consent" means the Consent and Agreement dated as of March 30, 1995, among the Power Purchaser, Buyer, General Electric Capital Corporation and Shawmut Bank Connecticut, National Association, as Security Agent and Owner Trustee, as the same may from time to time be amended, modified or supplemented.

     "Precedent Agreement" means the Precedent Agreement, dated
     February 25, 1994, between Columbia Gas Transmission and
     Buyer.

     "Principal Term" shall have the meaning set forth in Section
     6.1.

     "Proposed Reserves" shall have the meaning set forth in
     Section 12.2(d).

     "Qualified Supplier" shall have the meaning set forth in
     Section 17.3(c).

     "Regularly Scheduled Outage" shall have the meaning set forth in Section 3.5.

     "Remaining Contract Obligations" shall have the meaning set forth in Section 7.3(c).

     "Replacement Cost" shall have the meaning set forth in
     Section 17.3(c).

     "Replacement Gas Supply" shall have the meaning set forth in
     Section 17.3(c).

     "Reserve Report" shall have the meaning set  forth in
     Section 12.2(d).

     "Schedule" or "Scheduled" means when used in reference to Buyer or Fuel Manager, to nominate the quantities that Buyer will receive at the Delivery Point(s) for shipment to the Facility or for resale or release, including making all necessary and timely nominations with the Pipelines).

     "Scheduled Dispatch Gas" shall have the meaning set forth in
     Section 3.2(b).

     "Scheduled Dispatch Charge" shall have the meaning set forth in Section 7.1(b).

     "Scheduled Dispatch Make-Up Gas" shall have the meaning set forth in Section .3(b).

     "Seller Fuel Default" shall have the meaning set forth in
     Section 17.4.

     "Seller's Gas Reserves" means proved gas reserves owned by Seller or Owner.

     "Swap Average Price" shall have the meaning set forth in
     Section 17.4.

     "Swap Margin" shall have the meaning set forth in Section
     17.4.

     "Swap Price" shall have the meaning in Section 17.4.

     "Taxes" mean all ad valorem, property, occupation, severance, production, gathering, pipeline, gross production, gross receipts, use, consumption, sales, excise and any other similar taxes, governmental charges, fees and assessments, other than income taxes.

     "Treasury Rate" shall have the meaning set forth in Section
     17.3(c).

     "Washington Gas Agreement" means the Gas Transportation and
     Supply Agreement, dated November 10, 1994, between Buyer and
     Washington Gas Light, as such agreement may be amended from time to time.

     "Washington Gas Light" means Washington Gas Light Company, its successors and permitted assigns.


                           ARTICLE II
                           CONDITIONS

Section 2.1 Seller's Conditions. Seller in its sole discretion but acting in good faith may terminate this Agreement, without further obligation or liability, by Notice given to Buyer if, by the dates set forth below, any or all of the following conditions have not been satisfied or waived:

     (a) As of Financial Closing, all representations and warranties of Buyer contained in Section 11.1 of this Agreement shall be true in all material respects as if such representations and warranties were made at and as of the Financial Closing.

     (b) As of Financial Closing, no Event of Default, or event which with notice or passage of time, or both, would become an Event of Default of the type described in Section 17.2, shall have occurred and be continuing.

     (c) As of December 1, 1997, Buyer shall have commenced commercial operation of the Facility.

     If Seller does not terminate this Agreement pursuant to this
     Section 2.1, at the Financial Closing Seller shall deliver to Buyer and the Financing Parties a Notice stating that the conditions set forth in this Section 2.1 (except pursuant to Section 2.1(c)), have been satisfied or waived. The dates by which the conditions in this Section 2.1 must be satisfied shall be extended by an Event of Force Majeure, but in no event shall such dates be extended by more than one (1) year.

Section 2.2 Buyer's Conditions. Buyer in its sole discretion but acting in good faith may terminate this Agreement (provided, that it receives the prior written consent of the Financing Parties), without further obligation or liability by Notice given to Seller if at any time Buyer determines that it is reasonably likely that, by the dates set forth below, any or all of the following conditions will not have been satisfied or waived:

     (a) As of Financial Closing, all representations and warranties of Seller contained in this Agreement shall be true in all material respects as if such representations and warranties were made at and as of the Financial Closing.

     (b) As of Financial Closing, no Event of Default, or event which with notice or passage of time, or both, would become an Event of Default of the type described in Section 17.2, shall have occurred and be continuing.

     (c) As of Financial Closing, Seller shall have performed under and shall have fulfilled in all material respects all of Seller's Covenants set forth in Section 12.2 that are required to be performed and fulfilled at or prior to the date of Financial Closing.

     (d) As of Financial Closing, Seller shall have duly authorized, executed and delivered the Consent and Agreement, opinions of counsel, including an opinion of counsel reasonably satisfactory to Buyer and Financing Parties in substantially the form of Exhibit B hereto, and other documents reasonably requested by the Financing Parties.

     (e) On or before June 1, 1997, the following conditions shall be completed to the reasonable satisfaction of Buyer:

          (i) Columbia Gas Transmission shall have been granted and accepted all approvals from the FERC for the construction and operation of the facilities necessary to provide service to Buyer under the Columbia FT Agreement; such approvals shall be final and non-appealable; and such facilities shall be operational.

          (ii) Buyer shall have executed agreements with Cove Point LNG obligating Cove Point LNG to provide for Buyer up to 24,000 MMBtu per Day of firm transportation service and up to 24,000 MMBtu per Day of interruptible transportation service.

          (iii) Cove Point LNG shall have been granted and accepted all approvals from the FERC necessary to provide firm and interruptible transportation service to Buyer and such approvals shall be final and non-appealable.

          (iv) Buyer and Washington Gas Light shall have executed an agreement for the transportation of Gas from the facilities of Cove Point LNG to the Facility, and Washington Gas Light shall have completed construction and made operational the facilities necessary to provide service under such agreement.

          (v) Washington Gas Light shall have been granted and accepted all approvals from the Maryland Public Service Commission necessary to provide service to Buyer under the Washington Gas Agreement, and such approvals shall be final and non-appealable.

          (vi) Buyer shall have commenced commercial operation of the Facility.

     (f)  On or before the Financial Closing, Power Purchaser and
     Financing Parties shall have reviewed and approved the provisions of all of Buyer's gas supply and transportation contracts, including this Agreement.

     (g) On or before Financial Closing, Seller shall have delivered the Parent Guaranty. If Buyer does not cancel this Agreement pursuant to this Section 2.2, at the Financial Closing Buyer shall deliver to Seller and the Financing Parties a Notice stating that the conditions set forth in this Section 2.2 (except pursuant to Section 2.2(e)) have been satisfied or waived. The dates by which the conditions in this Section 2.2 must be satisfied shall be extended by an Event of Force Majeure, but in no event shall such dates be extended by more than one (1) year.

Section 2.3  Financial Closing.

     (a) Either Party, in its sole discretion, may cancel this Agreement, without further obligation or liability, by Notice given to the other Party at any time after October 1, 1995, which date may be extended to January 1, 1996 at the option of Buyer, or at another date mutually agreed to by the Parties, if the Financial Closing has not yet occurred. If neither Party has elected to cancel this Agreement pursuant to this Section 2.3, at the Financial Closing each Party shall deliver to the other Party and the Financing Parties a written Notice stating that such Party permanently waives any right it may have to cancel the Agreement pursuant to this Section 2.3, but without prejudice to any other rights and remedies such Party may have arising out of this Agreement.

     (b) Seller agrees to deliver the Consent and Agreement and opinion of counsel contemplated by Section 2.2(d) at the Financial Closing.

     (c) The outside date for Financial Closing set forth in paragraph (a) of this Section 2.3 is not intended to imply that the Parties have until such date to try to satisfy the conditions in Section 2.1 and 2.2 which must be satisfied by Financial Closing. Such conditions should be fulfilled by the time Buyer expects Financial Closing to occur.

Section 2.4 Notifications. The Parties shall promptly notify one another when and as the conditions that pertain to them under Sections 2.1, 2.2 and 2.3, respectively, are satisfied or waived.


                           ARTICLE III
               QUANTITIES AND GAS CLASSIFICATIONS

Section 3.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, commencing on the Initial Delivery Date and on each subsequent Day during the term of this Agreement, Seller shall sell and deliver and Buyer shall purchase and receive a quantity of Gas at the Delivery Point(s) (i) up to the MDFQ on a Firm Basis, and (ii) up to the MDIQ on an Interruptible Basis. For purposes of determining the quantities of Gas constituting the MDFQ and MDIQ on any Day, the first 24,240 MMBtu of Gas per Day (plus Fuel Use) Scheduled by Buyer or Fuel Manager for delivery during a Day, regardless of the classification of such Gas pursuant to Sections 3.2(a), (b), (c) or 3.3, shall be considered part of the MDFQ, and the remaining quantities of Gas (plus Fuel Use) Scheduled by Buyer or Fuel Manager for delivery during a Day shall be considered part of the MDIQ.

Section 3.2 Gas Classifications. Gas shall be classified under this Agreement as follows:

     (a) Limited Dispatch Gas. (i) Seller shall sell and deliver to, and Buyer shall purchase and receive at, the Delivery Point(s), on a Firm Basis, a quantity of Gas Scheduled by Buyer or Fuel Manager for delivery during a Day pursuant to Section 4.1 that is not less than 6,000 MMBtu of Gas per Day or more than 8,000 MMBtu of Gas per Day (such quantity of Gas, "Limited Dispatch Gas"). The Limited Dispatch Gas shall constitute a portion of the MDFQ.
     Subject to Section 3.3(a), during each Agreement Year Buyer shall take or pay for a quantity of Limited Dispatch Gas at least equal to the Minimum Limited Dispatch Quantity, unless Seller waives such minimum take requirement. Buyer's obligation to Schedule a quantity of Limited Dispatch Gas for delivery during a Day shall be relieved due to an Event of Force Majeure or Seller's failure to deliver such quantity of Gas during a Day for any reason.

     (b) Scheduled Dispatch Gas. Seller shall sell and deliver to, and Buyer shall purchase and receive at, the Delivery Point(s), on a Firm Basis, a quantity of Gas Scheduled by Buyer or Fuel Manager for delivery during a Day pursuant to
     Section 4.1, up to the difference between (i) 24,240 MMBtu of Gas (plus Fuel Use) per Day, and (ii) the quantity of Limited Dispatch Gas Scheduled for delivery during such Day (such quantity of Gas, "Scheduled Dispatch Gas". The quantity of Scheduled Dispatch Gas Scheduled for delivery during a Day shall constitute a portion of the MDFQ. Subject to Section 3.3(b), during each Month Buyer shall take or pay for a quantity of Scheduled Dispatch Gas at least equal to the Minimum Scheduled Dispatch Quantity, unless Seller waives such minimum take requirement.

     (c) Dispatchable Gas. Seller shall sell and deliver on a Firm Basis, and Buyer shall purchase and receive, at the Delivery Point(s) a quantity of Gas Scheduled by Buyer or Fuel Manager for delivery during a Day pursuant to Section 4.1, up to the difference between (i) 24,240 MMBtu of Gas (plus Fuel Use), and (ii) the sum of (A) the Limited Dispatch Gas Scheduled for delivery during such Day, and (B) the Scheduled Dispatch Gas Scheduled for delivery during such Day (such quantity of Gas, "Dispatchable Gas". The quantity of Dispatchable Gas Scheduled for delivery during a Day shall constitute a portion of the MDFQ.

     (d) Interruptible Gas. Seller shall use its Best Efforts to sell and deliver to, and Buyer shall purchase and receive at, the Delivery Point(s), on an Interruptible Basis, a quantity of Gas Scheduled by Buyer or Fuel Manager for delivery during a Day pursuant to Section 4.1, up to 24,240 MMBtu of Gas (plus Fuel Use) per Day (such quantity of Gas, " Interruptible Gas". The quantity of Interruptible Gas Scheduled for delivery during a Day shall constitute all or a portion of the MDIQ. Seller shall be obligated to sell and deliver Interruptible Gas only if Seller and Buyer agree to a Market Cost Basis Charge pursuant to Section 7.1(c).

Section 3.3 Make-Up. If Buyer pays for but fails to take the Minimum Limited Dispatch Quantity during any Agreement Year or the Minimum Scheduled Dispatch Quantity during any Month, then Buyer shall have the right to receive the quantities of Limited Dispatch Gas or Scheduled Dispatch Gas Buyer has paid for but not received as follows:

     (a) With respect to Limited Dispatch Gas that Buyer has paid for but not received (the "Limited Dispatch Make-Up Gas"), Buyer may exercise its right to take and receive the Limited Dispatch Make-Up Gas during the next ensuing Agreement Year. To the extent Buyer has deficient receipts of Limited Dispatch Gas during the last Agreement Year, the term of this Agreement shall be extended up to one (1) calendar year to permit receipts of Limited Dispatch Make-Up Gas by Buyer. Buyer shall Schedule the delivery of Limited Dispatch Make-Up Gas at the Delivery Points) in accordance with Section 4.1. If the sum of the Limited Dispatch Commodity Charge and the ANR Charge under Section 7.1a) in effect for the Month in which such Limited Dispatch Make-Up Gas is delivered by Seller exceeds the sum of the Limited Dispatch Commodity Charge and the ANR Charge Buyer previously paid for such Limited Dispatch Make-Up Gas, Seller's invoice for the Month in which such Limited Dispatch Make-Up Gas is delivered shall reflect the difference between the two prices, and Buyer shall pay such difference in accordance with Article VIII. The period during which Buyer may request delivery of Limited Dispatch Make-Up Gas shall be extended by any period(s) during which performance of this Agreement may be suspended due to an Event of Force Majeure or any period(s) during which Seller fails to deliver the quantities of Limited Dispatch Make-Up Gas requested by Buyer.

     (b) With respect to Scheduled Dispatch Gas Buyer has paid for but not received (the "Scheduled Dispatch Make-Up Gas"), Buyer may exercise its right to take and receive the Scheduled Dispatch Make-Up Gas in any Month during the next ensuing six (6) Months. Buyer shall pay Seller each Month that any Scheduled Dispatch Make-Up Gas is outstanding an amount equal to the product of (i) $0.05, multiplied by (ii) the total amount of Scheduled Dispatch Make-Up Gas outstanding on the first Day of each Month. To the extent Buyer has deficient receipts of Scheduled Dispatch Gas during the last Month of the last Agreement Year, the term of this Agreement shall be extended up to six (6) Months to permit receipts of Scheduled Dispatch Make-Up Gas by Buyer. Buyer shall Schedule the delivery of Scheduled Dispatch Make-Up Gas at the Delivery Point(s) in accordance with Section
     4.1. If the Scheduled Dispatch Charge under Section 7.1(b) in effect for the Month in which such Scheduled Dispatch Make-Up Gas is delivered by Seller exceeds the Scheduled Dispatch Charge Buyer previously paid for such Scheduled Dispatch Make-Up Gas, Seller's invoice for the Month in which such Scheduled Dispatch Make-Up Gas is delivered shall reflect the difference between the two prices, and Buyer shall pay such difference in accordance with Article VIII.
     If the Scheduled Dispatch Charge under Section 7.1(b) in effect for the Month in which Buyer fails to take the Minimum Scheduled Dispatch Quantity exceeds the Scheduled Dispatch Charge in effect for the Month when such Scheduled Dispatch Make-Up Gas is delivered, Seller shall credit the invoice sent to Buyer following the Month in which such Scheduled Dispatch Make-Up Gas is delivered to reflect the difference in the two prices. The period during which Buyer may request delivery of Scheduled Dispatch Make-Up Gas shall be extended by any period(s) during which performance of this Agreement may be suspended due to an Event of Force Majeure or any period(s) during which Seller fails to deliver the quantities of Scheduled Dispatch Make-Up Gas requested by Buyer.

Section 3.4 Gas Allocation. Gas delivered for the account of Buyer at the Delivery Point(s) under this Agreement shall be allocated to each classification of Gas set forth in Section 3.2 based on the quantity of each classification of Gas Scheduled by Buyer or Fuel Manager pursuant to Section 4.1 and in the following sequence: first, Limited Dispatch Gas; second, Scheduled Dispatch Gas; third, Dispatchable Gas; fourth, Limited Dispatch Make-Up Gas; fifth, Scheduled Dispatch Make-Up Gas; and sixth, Interruptible Gas. The quantities of Limited Dispatch Gas, Scheduled Dispatch Gas, Dispatchable Gas, Limited Dispatch Make-Up Gas and Scheduled Dispatch Make-Up Gas Scheduled by Buyer or Fuel Manager for delivery during a Day must fall within the MDFQ.

Section 3.5 Regularly Scheduled Outages. Buyer shall be entitled in each Agreement Year during the term of this Agreement to declare Regularly Scheduled Outages, which are understood by the Parties to include, but not be limited to, instances when the Facility is not operating as a result of normal and routine maintenance or repair. Regularly Scheduled Outages shall not include instances when the Facility is not operating due to an Event of Force Majeure. Not later than thirty (30) Days prior to the beginning of a calendar year, Buyer shall submit to Seller an estimate of the time and duration of Buyer's Regularly Scheduled Outages during such calendar year. Buyer shall provide Seller Notice of any Regularly Scheduled Outage planned for a Month no later than four (4) Days prior to the earliest of the applicable nomination deadlines on the Pipeline(s) for the Month in which the Regularly Scheduled Outage is to occur. Regularly Scheduled Outages shall not exceed a total of thirty (30) Days in any Agreement Year; provided, however, in any Agreement Year during which Buyer must perform a major turbine overhaul at the Facility, which shall occur no more frequently than once during any five (5) consecutive Agreement Years, Buyer's Regularly Scheduled Outages shall not exceed a total of forty-five (45) Days in any such Agreement Year. Seller shall be under no obligation to deliver Gas to Buyer, nor shall Buyer be obligated to Schedule, receive or pay for Gas delivered or deliverable by Seller, during any Regularly Scheduled Outage of which Seller is notified pursuant to this Section 3.5. Buyer shall remain responsible for the payment of the Limited Dispatch Demand Charge during a Regularly Scheduled Outage. If Buyer Schedules a quantity of Gas in accordance with the provisions of Article IV for delivery on any Day that would otherwise be a Day during a Regularly Scheduled Outage, such Day shall not be considered a Regularly Scheduled Outage Day.

Section 3.6 Buyer's Right to Resell Gas. Buyer or, at Buyer's request, Fuel Manager may, without restriction under this Agreement, resell or release Gas sold to Buyer under this Agreement to any third party, including but not limited to Washington Gas Light pursuant to the Washington Gas Agreement.

Section 3.7 Testing Service. Prior to the Initial Delivery Date, Buyer may request Seller to sell and deliver quantities of Gas to Buyer at the Delivery Point(s) for purposes of testing the Facility. Buyer shall provide Seller with thirty (30) Days prior written Notice of Buyer's intent to commence testing of the Facility. Seller shall use its Best Efforts to sell and deliver quantities of Gas to the Delivery Point(s) for testing on an Interruptible Basis. Quantities of Gas used for testing the Facility shall be priced as Interruptible Gas pursuant to Article VII.

Section 3.8 Processing. Seller shall have the right to process or permit the processing of Gas prior to delivery to Buyer at the Delivery Point(s) in such a manner and to such extent as Seller may consider necessary or expedient, so long as such processing does not cause the Gas to fail to meet the quality specifications set forth in Article IX. In the event Seller elects to process the Gas, as between Seller and Buyer, any hydrocarbons removed shall be the sole responsibility of Seller and all costs, claims or damages related thereto shall be paid by Seller and Seller shall indemnify and hold Buyer harmless therefrom.


                           ARTICLE IV
                    SCHEDULING OF DELIVERIES

Section 4.1 Quantity. Commencing with the Initial Delivery Date and continuing throughout the term of this Agreement, Buyer or Fuel Manager shall provide Seller with nominations showing the Limited Dispatch Gas quantity, the Scheduled Dispatch Gas quantity, the Dispatchable Gas quantity, the Limited Dispatch Make-Up Gas quantity, the Scheduled Dispatch Make-Up Gas quantity, and the Interruptible Gas quantity, that Buyer or Fuel Manager Schedules to be delivered or caused to be delivered by Seller on each Day to the Delivery Points), in accordance with the following procedures:

          (a) (i) Buyer or Fuel Manager shall advise Seller by preliminary Notice at least forty-five (45) days in advance of the date which Buyer expects will be the Initial Delivery Date. Buyer or Fuel Manager shall advise Seller by subsequent Notice at least ten (10) days prior to the date that will be the Initial Delivery Date. Buyer or Fuel Manager shall set forth in the preliminary Notice and the subsequent Notice the quantities of Limited Dispatch Gas and Scheduled Dispatch Gas to be delivered by Seller to Buyer or for Buyer's account at the Delivery Point(s) for each Day, commencing with the Initial Delivery Date, for the Month in which the Initial Delivery Date occurs. The quantities of Limited Dispatch Gas and Scheduled Dispatch Gas that Buyer specifies in the preliminary Notice shall be considered an estimate of the quantities of Gas Buyer intends to purchase and receive during the Month in which the Initial Delivery Date occurs, and Buyer shall not be obligated to purchase and receive such quantities of Gas. The quantities of Limited Dispatch Gas and Scheduled Dispatch Gas that Buyer specifies in the subsequent Notice shall be considered Scheduled in accordance with the terms set forth in this Article IV, and Seller shall be obligated to sell and deliver and Buyer shall be obligated to purchase and receive such Scheduled quantities commencing on the Initial Delivery Date in accordance with the terms of this Agreement.

               (ii) If the Initial Delivery Date does not occur on the first Day of a calendar Month, Seller shall be obligated to use Best Efforts to sell and deliver Limited Dispatch Gas and Scheduled Dispatch Gas during the Month in which the Initial Delivery Date occurs and if, despite its Best Efforts, Seller is unable to sell and deliver Limited Dispatch Gas or Scheduled Dispatch Gas to Buyer during such Month, to such extent Buyer shall instead purchase Dispatchable Gas or Interruptible Gas hereunder during such Month. To the extent Seller is unable to sell and deliver Limited Dispatch Gas on any Day during such Month, the Minimum Limited Dispatch Quantity for the first Agreement Year shall be reduced to reflect Seller's inability to deliver Limited Dispatch Gas during any such Day.

     (b) Commencing with the Month in which the Initial Delivery Date occurs, not later than two Days prior to the earliest first-of-the-Month nomination deadline of the Pipeline(s), Buyer or Fuel Manager shall, subject to Section 4.1(d), provide a Notice to Seller specifying the amount of Limited Dispatch Make-Up Gas, Scheduled Dispatch Make-Up Gas, Limited Dispatch Gas and Scheduled Dispatch Gas that Buyer desires to purchase and receive on each Day during the following Month. Such Notice shall include necessary Fuel Use. During the following Month, Buyer or Fuel Manager may, upon twenty-four (24) hours Notice to Seller (or such shorter time as Seller may permit), change the quantity of Limited Dispatch Gas, Scheduled Dispatch Gas, Limited Dispatch Make-Up Gas or Scheduled Dispatch Make-Up Gas Scheduled for delivery at the Delivery Point(s) during a Day.

     (c) Commencing with the Month in which the Initial Delivery Date occurs, Buyer or Fuel Manager may provide Notice to Setter specifying the quantity of Dispatchable Gas and Interruptible Gas that Buyer desires to purchase and receive at the Delivery Point(s) during each Day of the Month.
     Buyer or Fuel Manager shall provide Seller with such Notice at least twenty-four (24) hours prior to the Day for delivery of such Dispatchable Gas or Interruptible Gas, or upon such shorter time as Seller may permit. Such Notice shall include necessary Fuel Use.

     (d) Seller shall notify Buyer or Fuel Manager, not later than twenty-four (24) hours after Seller's receipt of Buyer's nomination under Section 4.1(a) or (b) or one (1) hour after Seller's receipt of Buyer's nomination under
     Section 4.1(c) or the last sentence of Section 4.1(b), by telephone, confirmed by facsimile, of the quantities of Limited Dispatch Make-Up Gas, Scheduled Dispatch Make-Up Gas, Limited Dispatch Gas, Scheduled Dispatch Gas, Dispatchable Gas or Interruptible Gas, as the case may be, to be delivered by Seller to each Delivery Point. The aforesaid notification by Seller shall be consistent with Buyer's or Fuel Manager's nominations with Columbia Gas Transmission or such other Pipeline(s), as applicable, for Buyer's use of the Delivery Point(s).

     (e) During each Day, Buyer or Fuel Manager may submit to Seller a request to change the quantities of Limited Dispatch Make-Up Gas, Scheduled Dispatch Make-Up Gas, Limited Dispatch Gas, Dispatchable Gas and Interruptible Gas that Buyer or Fuel Manager has Scheduled for delivery at the Delivery Point(s) during such Day. Seller shall use its reasonable efforts to satisfy such requests.

     (f) The procedures set forth in Section 4.1 shall not alter Seller's obligations to deliver or cause to be delivered, or Buyer's obligations to Schedule, receive or cause to be received, any quantity of Gas pursuant to Article III.

     (g) Seller shall cause personnel to be available twenty-four (24) hours each Day to accept nominations submitted by Buyer to Seller pursuant to this Section 4.1.

     (h) Provided that Seller or an affiliate of Seller is acting as Fuel Manager, Seller hereby agrees that any Notice given to the Fuel Manager with respect to Scheduling the delivery of Gas under this Agreement shall be considered received by Seller within two (2) hours after the Fuel Manager received such Notice from Buyer.

Section 4.2 Delivery Rates. Seller shall endeavor to deliver and Buyer shall endeavor to receive Gas hereunder at uniform hourly and daily rates of flow. Because of the inability of Seller and Buyer to maintain precise control over Gas flow, the quantity of Gas delivered or received hereunder on any Day or during any Month may vary within the tolerances set forth in the effective FERC Tariff of Columbia Gas Transmission. Deliveries and receipts of Gas under this Agreement by Seller and Buyer that vary from the quantities of Gas Scheduled by Buyer or Fuel Manager, but that are within the tolerances set forth in the effective FERC Tariff of Columbia Gas Transmission, shall not be considered by either Party to be an Event of Default under this Agreement.

Section 4.3 Gas Imbalances. Seller and Buyer agree to cooperate with each other to minimize Gas Imbalances and to deliver and receive quantities of Gas to each of the Delivery Point(s) equal to the quantities of Gas Scheduled for delivery and receipt at each of such points for the Day. If, notwithstanding their cooperative efforts, a Gas Imbalance shall occur, and such imbalance is not timely corrected, the Parties shall determine as soon as possible whether the Gas Imbalance was caused by the action or inaction of Seller or Buyer. If it is determined that Seller caused the Gas Imbalance, as between Seller and Buyer, Seller shall be responsible for payment of all costs, charges, and penalties assessed by a gas transporter for the Gas Imbalance. If it is determined that Buyer caused the Gas Imbalance, as between Seller and Buyer, Buyer shall be responsible for payment of all costs, charges, and penalties assessed by a gas transporter for the Gas Imbalance.

Section 4.4 Transportation. Seller shall be responsible for transportation of Gas sold and delivered hereunder to the Delivery Point(s), including the cost of such transportation. Buyer shall be responsible for transportation of the Gas purchased and received hereunder from the Delivery Point(s) to the Facility, including the cost of such transportation.


                            ARTICLE V
                       SELLER' S WARRANTY

Section 5.1 Seller's Warranty. Throughout the term of this Agreement, Seller represents and warrants to Buyer that Seller
(i) shall beneficially own and produce or otherwise control sufficient reserves of Gas or deliverable Gas supplies, and has or will have entered into firm gas gathering, firm transportation agreements or other firm upstream gas transportation arrangements adequate and sufficient to satisfy Seller's firm obligations under this Agreement, and (ii) possesses or will possess the financial ability and the right to sell and deliver Gas from such reserves or deliverable Gas supplies to Buyer in fulfillment of Seller's firm obligations.


                           ARTICLE VI
                              TERM

Section 6.1 Term. Subject to the other provisions of this Agreement, including Appendix I, this Agreement shall become effective as of the date first above written and shall continue in full force and effect through the end of the fifteenth (15th) Agreement Year ("Principal Term"). The Agreement shall be extended for an additional term of two (2) Agreement Years (the "Extended Term"), unless either Party provides at least nine (9) Month's prior Notice to the other Party of its intent to terminate this Agreement at the conclusion of the Principal Term. Subject to Section 3.3, the term of this Agreement shall not be extended as a result of any suspension of Buyer's or Seller's obligations or performance hereunder due to an Event of Force Majeure.


                           ARTICLE VII
                              PRICE

Section 7.1 Gas Prices. Subject to the other terms and conditions of this Agreement, the price for Gas sold and purchased hereunder shall be as follows:

     (a) Limited Dispatch Gas: The price of Limited Dispatch Gas received by Buyer each Month shall be equal to the sum of the Limited Dispatch Demand Charge, the total Limited Dispatch Commodity Charges and the total ANR Charges for the Month, less Buyer's Credit.

          (i) The Limited Dispatch Demand Charge for a Month shall equal $21,292 for Agreement Years one through five. For each Agreement Year thereafter, the Limited Dispatch Demand Charge shall be determined by adding $1,064 to the Limited Dispatch Demand Charge in effect on the last Day of the previous Agreement Year.

               (ii) (A) The Limited Dispatch Commodity Charge, effective as of June 1, 1996 shall equal $2.33 per MMBtu. The total Limited Dispatch Commodity Charges that Buyer shall pay to Seller during any Month shall equal the product of (1) the Limited Dispatch Commodity Charge in effect during the Month, multiplied by (2) the total quantity of Limited Dispatch Gas Seller delivers to the Delivery Point(s) during the Month. If the Initial Delivery Date occurs after June 1, 1996, the Limited Dispatch Commodity Charge shall escalate at a rate of 4% annually, prorated Monthly, until the Initial Delivery Date.

               (B)  At the end of each Agreement Year (the
               "Escalation Date"), the Limited Dispatch Commodity Charge shall escalate. Effective each Escalation Date, the Limited Dispatch Commodity Charge shall be determined by multiplying (1) the Limited Dispatch Commodity Charge in effect on the Day before the Escalation Date, times (2) 1.04.

               (iii) (A) The initial ANR Charge for a Month shall equal $0.10 per MMBtu. The total ANR Charges that Buyer shall pay to Seller during any Month shall equal the product of (1) the ANR Charge in effect during the Month, multiplied by (2) the total quantity of Limited Dispatch Gas Seller delivers to the Delivery Point(s) during such Month.

               (B) The initial ANR Charge shall remain in effect for Agreement Years one (1) through five (5~. For each Agreement Year thereafter, the ANR Charge shall be determined by adding $0.005 per MMBtu to the ANR Charge in effect on the last Day of the previous Agreement Year.

          (iv) Fuel Use quantities for Limited Dispatch Gas shall be priced as Scheduled Dispatch Gas.

          (v) If at the end of an Agreement Year, Buyer fails to take during such Agreement Year a quantity of Limited Dispatch Gas greater than or equal to the Minimum Limited Dispatch Quantity, Buyer shall pay Seller an amount equal to the product of (A) the sum of Limited Dispatch Commodity Charge and the ANR Charge in effect for such Agreement Year, multiplied by (B) the positive difference, if any, between (1) the Minimum Limited Dispatch Quantity, and (2) the total quantity of Limited Dispatch Gas Buyer received from Seller during such Agreement Year. Seller shall include any amounts due under this Section 7.1(a)(v) in the first invoice following the end of such Agreement Year and Buyer shall make payment of such amount in accordance with
          Article VIII.

     (b)  Scheduled Dispatch Gas

          (i)  The price of Scheduled Dispatch Gas received by
          Buyer each Month shall be equal to the total Scheduled
          Dispatch Charge for the Month.

               (A) The Scheduled Dispatch Charge shall equal the sum of (1) the NYMEX settlement price for the delivery Month contract averaged over the last three (3) trading Days of the Month, and (2) a margin of $0.50 per MMBtu (as adjusted pursuant to Section 7.1(b)(i)(C) below) (such sum, the "Index Price"); provided, however, in no event shall the Index Price exceed the Gas Market Price Ceiling (as defined in Section 7.3).

               (B) The total Scheduled Dispatch Charges that Buyer shall pay to Seller during any Month shall equal the product of (1) the Scheduled Dispatch Charge in effect for such Month, multiplied by (2) the greater of (x) the total quantity of Scheduled Dispatch Gas Buyer receives at the Delivery Point(s) during such Month, and (y) the Minimum Scheduled Dispatch Quantity in effect for such Month.

               (C)  The margin set forth in Section
               7.1(b)(i)(A)(2) shall remain in effect for Agreement Years one (1) through five (5). For each Agreement Year thereafter, the margin shall be determined by adding $0.005 per MMBtu to the margin in effect on the last Day of the previous Agreement Year.

          (ii) Buyer may, by written Notice, request that the pricing methodology set forth in paragraph (i) of this
          Section 7.1(b) and/or the GMPC be reviewed and revised in the event that the "Commodity Index" under the Power Contract is revised. The Parties shall undertake any such review in good faith. If the Parties are unable to agree on an appropriate revision to such pricing methodology within thirty (30) Days after such revision in the Power Contract is effective, then the review of the pricing methodology set forth in paragraph (i) of this Section 7.1(b) or the GMPC shall be submitted to arbitration pursuant to Article XVIII.

     (c)  Dispatchable Gas and Interruptible Gas:  The price for
     Dispatchable Gas or Interruptible Gas delivered by Seller during a Day shall be the total Market Cost Basis Charges for the Month.

          (i) Seller shall notify Buyer of the Market Cost Basis Charge for Dispatchable Gas or Interruptible Gas (as the case may be) no later than two hours after receiving Buyer's or Fuel Manager's notice specifying the quantity of Dispatchable Gas or Interruptible Gas that Buyer desires to purchase. If Buyer, in its reasonable discretion, determines that the Market Cost Basis Charge Seller is offering for Dispatchable Gas or Interruptible Gas (as the case may be) is not economical in relation to existing market conditions, then Buyer may (A) purchase Dispatchable Gas from Seller at the average of the high and low prices as reported in Gas Daily "Daily Price Survey" for "Appalachia, Columbia" for the Day such quantities of Gas are delivered by Seller, or (B) obtain supplies from a third party supplier in lieu of purchasing Dispatchable Gas or Interruptible Gas from Seller during the remainder of the Month in which Buyer made its determination.

          (ii) The total Market Cost Basis Charges that Buyer shall pay to Seller during any Month shall equal the product of (1) the Market Cost Basis Charge in effect, multiplied by (2) the total quantity of Dispatchable Gas or Interruptible Gas (as the case may be) Seller delivers to the Delivery Point(s) during the Month at the effective Market Cost Basis Charge.

     (d) Price Credit. For each MMBtu of Gas received by Buyer at the Delivery Point(s) during a Month, Seller shall pay a credit to Buyer of $0.10 per MMBtu for Agreement Years one through five ("Buyer's Credit"). For each Agreement year thereafter, the Buyer's Credit shall be determined by adding $0.005 per MMBtu to the Buyer's Credit in effect on the last Day of the previous Agreement Year. In no event shall the Price Credit due in any Month exceed the Limited Dispatch Demand Charge then in effect.

Section 7.2  Taxes and Royalties.

     (a) Seller agrees to pay or cause to be paid to the persons or entities entitled thereto all Taxes, royalties and other like charges applicable to the Gas sold and delivered under this Agreement prior to its delivery to Buyer or for Buyer's account at the Delivery Point(s), and Buyer agrees to pay or cause to be paid all Taxes or other charges applicable to the Gas at and after its sale and delivery to Buyer or for Buyer's account at the Delivery Point(s) (including, without limitation, all Taxes applicable as a result of the transfer of title to the Gas sold hereunder). If Buyer is entitled to purchase Gas free from any Taxes, Buyer shall furnish Seller the necessary exemption or resale certificate covering the Gas delivered hereunder. Should either Party be required to pay any Taxes that are the responsibility of the other Party hereunder, the Party paying such Taxes shall invoice the amount of such Taxes to the other Party. If Buyer is responsible for Taxes paid by Seller, Seller shall invoice the amount of such Taxes, in addition to the amount that Seller shall otherwise invoice and Buyer shall pay such additional amounts invoiced. If Seller is responsible for Taxes paid by Buyer, Buyer shall offset the amount of such Taxes against any invoice Seller sends to Buyer. Buyer and Seller shall seek to pass through the expense of all Taxes to the Power Purchaser to the extent permitted by the Power Contract or applicable law, so long as such action shall not have any adverse effect on Buyer not compensated for by Seller.

     (b) Seller shall indemnify Buyer and its officers, directors, employees, agents, and partners and save each of them harmless from all suits, actions, debts, accounts, damages, costs, losses, and expenses (including reasonable attorneys' fees and court costs) arising from or out of or relating to the existence of adverse claims of any or all persons to Gas delivered by Seller to Buyer under this Agreement, or royalties, license fees, or charges thereon that are applicable to such Gas before its delivery to Buyer at the Delivery Point(s), and all Taxes applicable to Gas before its delivery to Buyer at the Delivery Point(s) and payable by Seller under Section 7.2(a). Buyer shall indemnify Seller and its officers, directors, employees, agents and shareholders and save each of them harmless from all suits, actions, debts, accounts, damages, costs, losses and expenses (including reasonable attorneys' fees and court costs) arising from or out of or relating to Taxes or other charges applicable to Gas after its delivery to Buyer at the Delivery Point(s) or payable by Buyer under Section 7.2(a).

Section 7.3 Gas Market Price Ceiling. (a) The Gas Market Price Ceiling ("GMPC") for each Month during the term of this Agreement shall equal the sum of (i) $0.60, plus (ii) the product of (A) 1.02, multiplied by (B) the unweighted average of the following three (3) gas market indices available for the Month in which the GMPC is calculated:

          (i)  Natural Gas Clearinghouse, "Survey of Domestic
          Spot Market Prices", For Markets Accessed By ANR
          Pipeline, Eunice, Louisiana, for the Month of deliveries under the column "This Month".

          (ii) Natural Gas Intelligence Gas Price Index, "Spot Gas Price", delivered to pipelines, 30-Day Supply Transactions under the South Louisiana Region, ANR Pipeline, Contract Index for the Month of deliveries.

          (iii)     Natural Gas Week, "Spot Prices On Interstate
          Pipeline Systems", Delivered-to-Pipeline ($/MMBtu), under ANR Pipeline, Southeast: Patterson, Louisiana,
          Bid Week, for the Month of deliveries.

Section 7.4 Change in Index. In the event any price index relied on by the Parties in this Article VII to determine the price for Gas sold and purchased under this Agreement is no longer published or otherwise available, the Parties shall meet and negotiate in good faith to replace such price index with another price index that is similar in all material respects to the index being replaced.


                          ARTICLE VIII
                      BILLINGS AND PAYMENTS

Section 8.1  Seller's Billings.  (a)  On or before the fifteenth
(15th) Day of each Month after a Month in which Gas was delivered to Buyer, Seller shall provide Buyer an invoice (i) for the amount due Seller for the Gas delivered by Seller to Buyer or for Buyer's account during such Month under this Agreement, and (ii) for any amounts then due hereunder pursuant to Buyer's take or pay and other obligations. Such invoice shall specify the classification of Gas, the quantity of each classification of Gas delivered, and (as applicable) the price of Gas delivered by Seller on each Day of the Month. When necessary information is available to Seller, Seller shall provide, in a succeeding Month's invoice, an adjustment based on any difference between the actual quantity of Gas delivered during a prior Month and the quantity of Gas upon which such prior Month's invoice was based.

Section 8.2 Buyer's Payment. Subject to the other provisions of this Article VIII, Buyer shall pay Seller the amounts invoiced under this Article VIII by wire transfer in accordance with Seller's instructions. Buyer shall make payment of the amounts invoiced under this Article VIII by the thirtieth (30th) Day of the Month in which the invoice was sent; provided, however, such payment date may be extended until the fifth (5th) Day of the following Month if Buyer does not receive a disbursement from the Financing Parties pursuant to the Financing Documents enabling Buyer to pay Seller's invoice by the twenty-fifth (25th) Day of the Month. If presentation of an invoice to Buyer occurs after the fifteenth (15th) Day of a Month, then the due date for payment shall be extended by the number of Days such invoice was delayed.

Section 8.3 Buyer's Billings and Seller's Payments. With respect to any amounts due and owing by Seller to Buyer hereunder, other than those amounts due pursuant to Section 17.3 hereof, Buyer shall provide Seller an invoice for any such amounts, together with reasonable supporting documentation supporting such invoiced amount. Seller shall make payments to Buyer of the invoiced amounts within twenty-five (25) Days from the Day such invoice is received.

Section 8.4 Verification. Each Party shall have the right at reasonable hours and upon reasonable Notice to examine on any Business Day the books, records and charts of the other Party relating to the delivery of Gas under this Agreement during the previous twenty-four (24) Month period, to the extent necessary to verify the accuracy of any invoice, chart or computation made under or pursuant to the provisions of this Agreement. All invoices shall be deemed final and binding on the Parties hereunder unless a Party has notified the other Party of a dispute of any invoiced amount on or before twenty-four (24) Months after the date of the invoice. Subject to the foregoing, any payment hereunder shall be without prejudice to the right of a Party to dispute the accuracy or validity of an invoice. The foregoing provisions shall not apply to Section 17.3 hereof or any amounts payable thereunder, including, without limitation, amounts calculated pursuant to Section 17.1 hereof.

Section 8.5  Failure to Pay; Disputed Billings.

     (a) Subject to the invoice due date being extended pursuant to Section 8.2, should Buyer fail to pay the full amount due on any statement or invoice by the last Day of the Month in which the invoice is issued by Seller, then interest on the unpaid balance shall accrue at the Interest Rate from the first Day of the next Month until the same is paid. Should Seller fail to pay the full amount due on any statement or invoice issued by Buyer pursuant to Section 8.3, then interest on the unpaid balance shall accrue at the Interest Rate from the Day next following the Day such payment is due until the same is paid.

     (b) Any provision of this Agreement to the contrary notwithstanding, except for the last sentence of this paragraph (b), upon reasonable cause Buyer or Seller may in good faith dispute the accuracy of all or any portion of any invoice submitted by the other Party pursuant to this Agreement, and in such event:

          (i) The Party disputing the invoice shall pay the other Party the undisputed portion of an invoice by its due date;

          (ii) The Party disputing the invoice shall, on or before the due date for payment of an invoice, notify the other Party of the reasonable cause on which the invoice is disputed; and

          (iii) If (i) and (ii) above are complied with, the Parties shall continue to perform their respective obligations under this Agreement until such dispute is resolved.

The Parties shall endeavor in good faith to resolve any and all disputes (including disputes arising under Section 8.6) concerning an invoice by mutual agreement within thirty (30) Days after the due date of such invoice. Should the Parties be unable to resolve a dispute concerning an invoice within such thirty-
(30) Day period, either Party may request that officers of the Parties at the level of Vice President or above shall meet to resolve the dispute in good faith within thirty (30) Days of the request. If the officers of the Parties are unable to resolve the dispute within such thirty- (30) Day period, then either Party may submit the dispute to binding arbitration pursuant to
Article XVIII. Notwithstanding the above, if the amount in dispute under an invoice equals or exceeds $100,000, then either Party may request that officers of the Parties at the level of Vice President or above meet within ten (10) Days after the request to resolve the dispute in good faith. If the officers of the Parties are unable to resolve the dispute within ten (10) Days of their first meeting, then either Party may submit the dispute to binding arbitration pursuant to Article XVIII. The foregoing provisions of this paragraph (b) shall not apply to
Section 17.3 hereof or any amounts payable thereunder including, without limitation, amounts calculated pursuant to Section 17.1 hereof.

Section 8.6 Corrections of Errors. In the event either Party determines that there is an error in the amount previously billed and/or paid pursuant to any invoice rendered by Seller or Buyer, the error shall be adjusted within thirty (30) Days of a final determination by the Parties that an error has occurred; provided, however, any claim for such error shall be made within twenty-four (24) Months from the date of the invoice. If the error resulted in an overcharge and the invoice has been paid, the billing Party shall refund the amount of the overcharge to the other Party. If the error resulted in an undercharge and the invoice has been paid, the receiving Party shall pay the amount of the undercharge to the billing Party. In the case of any payment due as a result of an error, such payment shall be made on or before the next due date for payment of Seller's regular monthly invoices under Section 8.3, following the final determination of the amount of the payment. The foregoing provisions shall not apply to Section 17.3 hereof or any amount payable thereunder including, without limitation, amounts calculated pursuant to Section 17.1 hereof.


                           ARTICLE IX
                         SPECIFICATIONS

Section 9.1 Specifications. Seller shall deliver Gas of a quality and at a pressure necessary to effect delivery of such Gas into the facilities of the Pipeline(s) operating a Delivery Point(s). The specifications for Gas measurement, quality, delivery pressure and heating value determination shall be in accordance with the effective FERC Tariff of the Pipeline(s) operating the Delivery Point(s) where Gas is delivered under this Agreement. Measurement of Gas delivered by Seller to Buyer hereunder shall be based on the meters owned and operated by the Pipeline(s) operating the Delivery Point(s) where Gas is delivered under this Agreement.

Section 9.2 Non-Conforming Gas. All Gas delivered to Buyer at a Delivery Point(s) shall satisfy the quality specifications set forth in the effective FERC Tariff of the Pipeline(s) operating the Delivery Point(s). If at any time the quality of Gas delivered by Seller at a Delivery Point(s) fails to conform to the specifications set forth in the effective FERC Tariff of the Pipeline(s) operating the Delivery Point(s), Buyer shall notify Seller of such deficiency and may, at Buyer's option, refuse to accept delivery of such Gas pending correction of the deficiency by Seller. Upon Seller's failure promptly to remedy any deficiency in quality, Seller shall be deemed to have an unexcused failure to deliver such Gas hereunder, and, Buyer may, pursuant to Section 17.1(d) hereof, procure an equivalent quantity of Gas or other fuel from sources other than Seller and seek the appropriate remedies set forth in Article XVII hereof.


                            ARTICLE X
                      POSSESSION AND TITLE

Section 10.1 Warranty of Title. Seller warrants that at the time of delivery of Gas at the Delivery Point(s), Seller shall have good and valid title to all Gas sold and delivered to Buyer under this Agreement free and clear of all liens, encumbrances and claims whatsoever. Seller shall indemnify Buyer and save it harmless from all suits, actions, debts, accounts, damages, costs, losses and expenses (including reasonable attorneys' fees) arising from or out of adverse claims of any or all persons to the Gas.

Section 10.2 Possession. Possession of and title to Gas sold by Seller to Buyer hereunder shall pass from Seller to Buyer at the Delivery Point(s). As between Seller and Buyer, Seller shall be deemed to be in exclusive control and possession and have title to and be responsible for such Gas until delivery of the Gas at the Delivery Point(s), at and after which Buyer shall be deemed to be in exclusive control and possession of and have title to and be responsible for such Gas. As between them, Seller and Buyer each assumes full responsibility and liability for and shall indemnify, defend and save harmless the other Party and its officers, directors, employees, agents, shareholders and partners from all liability and expense (including, without limitation, reasonable attorneys' fees) on account of any and all damages, claims or actions, including damage to property or injury to or death of persons, arising from any act or accident occurring while title to the Gas is vested in the indemnifying Party as provided herein, except to the extent caused by the gross negligence or willful misconduct of any indemnified Party.


                           ARTICLE XI
             BUYER'S REPRESENTATIONS AND WARRANTIES

Section 11.1 Representations and Warranties. Buyer represents and warrants to Seller as follows:

     (a) Buyer is a limited partnership validly existing, and in good standing under the laws of the State of Delaware and is duly qualified and in good standing as a limited partnership in the State of Maryland. Buyer has all requisite partnership power and authority to enter into and perform this Agreement. The general partner of Buyer is Panda Brandywine Corporation, a corporation validly existing and in good standing under the laws of the State of Delaware.

     (b) The execution, delivery and performance of this Agreement, and the transactions contemplated hereby, have been duly authorized by Buyer and the general partner acting on behalf of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject, however, to applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditor's rights generally and except as the enforceability thereof may be limited by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

     (c) The execution, delivery and performance by Buyer of this Agreement do not and will not (i) materially violate, constitute a material default under or materially conflict with any provision of Buyer's limited partnership agreement,
     (ii) violate, constitute a default under or conflict with any other agreement or instrument to which Buyer is a party or by which Buyer is bound, (iii) violate any existing statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority applicable to Buyer, or (iv) under existing law or under any other agreement to which Buyer is a party or by which it is bound require Buyer to obtain any consent, approval or authorization of, or make designation, declaration or filing with, any Governmental Authority.

     (d) There are no suits, judicial or administrative actions, proceedings or investigations (including, without limitation, bankruptcy, reorganization or insolvency actions, proceedings or investigations) that is pending or, to the best knowledge of Buyer, threatened against Buyer that (i) challenge the validity of this Agreement or the transactions contemplated hereby, (ii) seek to restrain or prevent any action taken or to be taken by Buyer in connection with this Agreement, or (iii) if such were adversely determined, would reasonably be expected to have a material adverse effect upon Buyer's ability to perform its obligations hereunder, except, in the case of this clause
     (iii), for proceedings relating to the application and issuance of Governmental Approval(s) for or related to the Facility.

Section 11.2  Buyer's Covenants

     (a) As of Financial Closing, the Financing Document providing for the disbursement of Buyer's revenues arising from the operation of the Facility shall provide for the payment of amounts due under Section 3.3 and Section 7.1 of this Agreement prior to payment of "Basic Rent" (as defined in the Financing Documents) for the Facility due to Financing Parties (except following and during the continuance of an Event of Default under this Agreement or a default by Buyer under the Financing Documents).

     (b) Buyer shall provide Seller, as they become available, annual-audited and quarterly-unaudited financial statements for the Buyer, and annual operating reports, for the Facility (to the extent such reports are available). Buyer shall not be obligated to develop such statements or reports solely for purposes of this Agreement. To the extent such statements or reports are available, Buyer shall provide them within sixty (60) Days of their availability.


                           ARTICLE XII
       SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 12.1 Representations and Warranties. Seller represents and warrants to Buyer as follows:

     (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, and is duly qualified and in good standing as a corporation in all jurisdictions in which performance hereunder by Seller is required. Seller has all requisite power and authority to enter into and perform this Agreement.

     (b) The execution, delivery and performance of this Agreement and the other documents and instruments to be delivered by Seller pursuant hereto, and the transactions contemplated hereby and thereby, have been duly authorized by Seller. This Agreement has been, and each such other document or instrument will be, duly executed and delivered by Seller and constitutes, or upon such execution and delivery will constitute, a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its respective terms, subject, however, to applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally and except as the enforceability thereof may be limited by general principles of equity (regardless of whether considered in a proceeding in equity or at law)

     (c) The execution, delivery and performance by Seller of this Agreement and the other documents and instruments to be delivered by Seller pursuant hereto, and the transactions contemplated hereby and thereby, do not and will not (i) violate or conflict with any provision of Seller's certificate of incorporation or by-laws, (ii) violate, constitute a default under or conflict with any agreement or instrument to which Seller is a party or by which Seller is bound, or (iii) violate any existing statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority applicable to Seller.

     (d) There are no suits, judicial or administrative actions, proceedings, or investigations (including, without limitation, bankruptcy, reorganization or insolvency actions, proceedings or investigations) pending or, to Seller's best knowledge, threatened that (i) challenge the validity of this Agreement or the other documents and instruments to be delivered by Seller pursuant to this Agreement, or the transactions contemplated hereby or thereby, (ii) seek to restrain or prevent any action taken or to be taken by Seller in connection with this Agreement, or under the other documents and instruments to be delivered by Seller pursuant to this Agreement, or (iii) if adversely determined, could have a material adverse effect upon Seller's ability to perform its obligations hereunder or under the other documents and instruments to be delivered by Seller pursuant to this Agreement.

     (e) No Governmental Approvals are required for the Seller to execute, deliver and perform this Agreement, except for
     (i) those Governmental Approvals listed in Exhibit C hereto, each of which has been obtained, is in full force and effect, and is final and not subject to appeal, and (ii) routine state or local Governmental Approvals not related to the regulation of public utilities which may be required to be obtained after the Initial Delivery Date in order to obtain and deliver Gas under the Agreement, and Seller has no reason to believe such future Governmental Approvals will not be obtained in a timely manner in the ordinary course of business.

Section 12.2 Covenants. From the date hereof throughout the term of this Agreement, Seller shall, unless otherwise consented to by Buyer in writing:

     (a) Obtain and maintain, in full force and effect, all Governmental Approval(s), if any, necessary for Seller's execution, delivery and performance of this Agreement.

     (b) Cooperate in good faith with and provide all reasonable assistance to Buyer in providing reasonably requested information to Power Purchaser, Washington Gas Light or any prospective Financing Party in connection with Buyer's negotiation of financing for the Facility, and cooperate in good faith with Buyer in its effort to achieve Financial Closing by entering into such agreements and executing such instruments and documents as may be reasonably requested by Power Purchaser or Financing Parties to achieve Financial Closing and as are in good faith mutually agreeable to the Parties. Buyer agrees to allow Seller to delete any price information Seller reasonably believes to be commercially sensitive from any copy of this Agreement provided to Washington Gas Light.

     (c) At the request of Buyer, meet with Buyer and Financing Parties to discuss any necessary amendment or modification of this Agreement to effectuate the delivery of Gas under this Agreement in the event that Columbia Gas Transmission does not receive a certificate of public convenience and necessity from FERC authorizing Columbia Gas Transmission to construct the facilities necessary to provide Buyer with 24,240 Dth per Day of firm transportation service.

               (d) (I) (A) Subject to the confidentiality restrictions of Section 19.5, during the term of this Agreement, Seller agrees to provide Buyer and Financing Parties within ninety (90) Days of the end of each calendar year a copy of a letter ("Letter") from an officer of Seller or Owner certifying that the Seller's Gas Reserves have been estimated in accordance with generally accepted petroleum engineering and evaluation principals, which estimates are set forth in a reports) prepared by independent petroleum engineers ("Reserve Report"). Such Letter, which shall be based on the Reserve Report, shall set forth a summary of Seller's Gas Reserves and shall represent whether, to Seller's best knowledge after due inquiry, expected future production from Seller's Gas Reserves in the aggregate wilt be greater than the quantity of gas committed by Seller or Owner during the term of this Agreement for delivery on a firm basis and at a fixed price, fixed escalation rate or pre-determined price stream under contracts having a term that ends more than five (5) years after the close of the calendar year (the "Reserve Year") covered by the Letter ("Total Firm Commitments"). The Reserve Report shall be based upon the same studies used in connection with Seller's or Owner's audited financial statements. If Seller's Gas Reserves exceed Total Firm Commitments no action need be taken. If Total Firm Commitments exceed Seller's Gas Reserves then Seller shall have six (6) Months from the close of the Reserve Year to take such action necessary so that Seller's Gas Reserves equal or exceed Total Firm Commitments. If Seller fails to do so within the six (6) Months provided above, then within nine (9) Months of the close of the Reserve Year, Seller shall provide Buyer and Financing Parties a list identifying the specific Seller's Gas Reserves ("Proposed Reserves") which Seller proposes to dedicate or cause Owner to dedicate to the Agreement that are in Seller's opinion reasonably sufficient to fulfill Seller's obligation to sell and deliver the quantity of Limited Dispatch Gas for the remaining term of this Agreement ("Minimum Dedicated Quantity").

               (B) With such list identifying the Proposed
               Reserves, Seller shall provide Buyer and Financing Parties a Reserve Report reasonably acceptable to Buyer and Financing Parties that sufficiently demonstrates that the Proposed Reserves will be reasonably sufficient to meet the Minimum Dedicated Quantity. If after reviewing the Reserve Report, Buyer and Financing Parties reasonably agree that the Proposed Reserves will provide Seller's Gas Reserves reasonably sufficient to meet the Minimum Dedicated Quantity, Seller shall, within thirty (30) Days, dedicate or cause Owner to dedicate to this Agreement the Proposed Reserves (such Gas reserves, the "Dedicated Reserves"). If after reviewing the Reserve Report, Buyer and Financing Parties reasonably determine that the Proposed Reserves will not be reasonably sufficient to satisfy the Minimum Dedicated Quantity, Buyer's and Financing Parties' objection shall be resolved in accordance with the procedures described in Section 12.2(d)(v).
          (ii) If Seller is required to provide or cause Owner to provide Dedicated Reserves pursuant to Section 12.2(d)(i), within ninety (90) Days after the beginning of each calendar year, Seller shall provide Buyer and Financing Parties with a Reserve Report for the Dedicated Reserves. If after reviewing such Reserve Report, Buyer and Financing Parties reasonably determine within said ninety (90) Day period that the Dedicated Reserves are no longer sufficient to meet the Minimum Dedicated Quantity, Buyer and Financing Parties shall promptly notify Seller of their determination. Upon receiving such Notice from Buyer, if in agreement, Seller shall within thirty (30) Days thereof provide Buyer and Financing Parties a list of proposed additional Seller's Gas Reserves to dedicate or cause Owner to dedicate to the Agreement ("Additional Proposed Reserves") along with a Reserve Report for such reserves. If (x) Seller disagrees with Buyer's Notice, or if (y) within thirty (30) Days after receiving such list of Additional Proposed Reserves and Reserve Report from Seller, Buyer and Financing Parties reasonably believe that such Additional Proposed Reserves will not, when added to the Dedicated Reserves, meet the Minimum Dedicated Quantity, the matter shall be resolved in accordance with the procedures described in Section 12.2(d)(v). If Buyer and Financing Parties fail to respond to the Reserve Report or list submitted by Seller within said thirty-
          (30) Day period, Buyer and Financing Parties shall be deemed to have accepted such report or list and such Additional Proposed Reserves shall become Dedicated Reserves.

               (iii) (A) Seller shall have the right from time to time to make substitutions to the Dedicated Reserves ("Substitute Reserves"). If Seller elects to make such a substitution, Seller shall provide Buyer and Financing Parties written Notice of the election accompanied by a list of the proposed Substitute Reserves for the Dedicated Reserves Seller proposes to release or cause Owner to release from dedication to the Agreement, a Reserve Report for Seller's proposed Substitute Reserves, and a written certification that to Seller's best knowledge after due inquiry the proposed substitution of reserves will not reduce the level of Dedicated Reserves below the Minimum Dedicated Quantity.

               (B)  No substitution of reserves shall be
               effective until Seller has provided Buyer and Financing Parties with the information set forth above and Buyer and Financing Parties have provided Seller with a written consent of the substitution, which consent shall not be unreasonably withheld. Should Buyer and Financing Parties fail to state objections to the proposed substitution within thirty (30) Days after receipt of Seller's proposal, Buyer and Financing Parties shall be deemed to have consented to the substitution. Upon the effectiveness of the substitution, Substitute Reserves shall be considered Dedicated Reserves. If the Buyer and Financing Parties state any objections, they shall be resolved in accordance with the procedures described in Section 12.2(d)(v).

               (iv) (A) Seller shall have the right from time to time to release or cause Owner to release reserves from dedication to the Agreement. If Seller proposes to release or cause Owner to release reserves from dedication to the Agreement, Seller shall provide written Notice to Buyer and Financing Parties of its proposed release accompanied by a list of the proposed Dedicated Reserves Seller proposes to release or cause Owner to release and a written certification that to Seller's best knowledge after due inquiry the release of such reserves will not reduce the level of Dedicated Reserves below the Minimum Dedicated Quantity.

               (B) No release of Dedicated Reserves shall be effective until Seller has provided Buyer and Financing Parties with the information set forth above and Buyer and Financing Parties have provided Seller with a written consent of the release, which shall not be unreasonably withheld. Should Buyer and Financing Parties fait to state objections to the proposed release within thirty
               (30) Days after receipt of Seller's proposal, Buyer and Financing Parties shall be deemed to have consented to the release. If the Buyer and Financing Parties shall have any objections, they shall be resolved in accordance with the procedures described in Section 12.2(d)(v).

          (v) If there is a disagreement or objection over the reserves Seller proposes to dedicate or cause Owner to dedicate to this Agreement, the following procedures shall apply: Within thirty (30) Days of a Party's objection, Buyer, Seller and Financing Parties shall meet and shall attempt to mutually agree to the reserves to be dedicated to this Agreement within fifteen (15) Days of the Parties' first meeting. If the Parties cannot mutually agree to the reserves to be dedicated to this Agreement within such fifteen- (15) Day period, either of the Parties may request that officers of the Parties at the level of Vice President or above shall meet and attempt to resolve the dispute. If the dispute cannot be resolved within fifteen (15) Days of their first meeting, the Parties may submit the dispute to binding arbitration under Article XVIII of the Agreement. The board of arbitration shall consist of experts in the field of Gas reserve analysis.

          (vi) To the extent that Seller is required to dedicate or cause Owner to dedicate Seller's Gas Reserves to this Agreement, Seller may release or cause to be released such reserves from the dedication to this Agreement if (A) Seller submits Reserve Reports to Buyer and Financing Parties for three (3) consecutive years after initial dedication demonstrating that Seller's Gas Reserves are greater than the Total Firm Commitments or (B) Seller submits to Buyer and Financing Parties a Reserve Report demonstrating that Seller's Gas Reserves are greater than or equal to 125% of Total Firm Commitments.

          (vii) Upon request, Seller shall afford Buyer and Financing Parties the reasonable opportunity to review such well production records, engineering reserve data, and other information as Buyer and Financing Parties may reasonably require in regard to Seller's representation that Seller's Gas Reserves are at least equal to the Total Firm Commitments, or in regard to the quantity of Dedicated Reserves, subject to the aforesaid confidentiality requirements.

          (viii) The Parties agree to execute and file (or cause to be executed and filed) of record a mutually agreed memorandum and such other documents, which reasonably relate to the dedication, release or substitution of Dedicated Reserves, and are consistent with the Parties' respective rights and obligations under this Agreement, in the appropriate office(s) where real estate property records are kept.

          (ix) Seller's or Owner's commitment of Seller's Gas Reserves to the Agreement shall at all times be subject to Seller's reservations stated herein; and provided, further, that Seller reserves the right on a daily basis to sell to other parties any and all production from the Dedicated Reserves which is not purchased by Buyer on such Day. Seller agrees that Seller or Owner shall not dedicate or cause a dedication of any of Seller's Gas Reserves comprising the Dedicated Reserves to any other Gas supply agreement unless the same has been released from dedication hereunder.

          (x) Seller's or Owner's commitment of the Dedicated Reserves is from Seller's or Owner's interests as a whole in the Seller's Gas Reserves of the then existing wells and any new wells Seller or Owner may thereafter drill or cause to be drilled in connection with the Dedicated Reserves. The Buyer and Financing Parties acknowledge that Seller can make no representations beyond its best knowledge after due inquiry and no guarantees concerning the estimated future levels of production available for delivery from the Dedicated Reserves. As to the acceptability of the Dedicated Reserves, Buyer and Financing Parties shall rely on their own independent estimates, their own evaluation of the Reserve Reports provided by Seller, other evaluation, studies, inspections, and review of the wells, acreage, and the Gas available for delivery therefrom. It is expressly understood that the determination whether conditions permit or justify the drilling of any new wells shall be made by Seller or Owner in its sole discretion, and that nothing in this Agreement shall be interpreted as a requirement or obligation on Seller's or Owner's part to conduct any new drilling at any time.

          (xi) Seller reserves the right in its sole discretion to utilize additional production available from sources other than the Dedicated Reserves to supply Buyer with Gas under this Agreement.

          (xii) In all instances, the control, management and operation of Seller's or Owner's properties comprising Seller's Gas Reserves shall be and remain reserved as the exclusive right of Seller or Owner, free from any and all control by Buyer and Financing Parties. Seller or Owner may, in its sole judgment, repair, rework or abandon any wells; pool or unitize leases with any other leases; or surrender or permit the lapse of its leases or mineral rights. Seller reserves the right for itself and Owner to use Gas produced from Seller's Gas Reserves or the Dedicated Reserves for field operations, to fulfill lessor obligations, and to process any Gas before delivery for extraction of liquid hydrocarbons so long as the Gas after processing still meets the applicable quality specifications under the Agreement. Seller shall not be held liable for loss of lease or mineral rights through clerical error or administrative oversight not materially affecting the Dedicated Reserves.

               (xiii) (A) Upon not less than thirty (30) Days prior Notice being given to Buyer and Financing Parties, Seller or Owner may sell, assign or transfer all or any portion of the Dedicated Reserves without the prior written consent of Buyer and Financing Parties unless any such sale, assignment, or transfer would reasonably be likely to have a material adverse effect on Seller's ability to perform its obligations hereunder to Buyer; provided, no such consent of Buyer and Financing Parties shall be required in the event of a merger, reorganization, consolidation, or sale of all or substantially all of Seller's or Owner's, as the case may be, assets to an affiliated subsidiary or parent company under common control with Seller or Owner so long as such successor remains or agrees to be fully bound by and assume Seller's or Owner's, as the case may be, obligations under this Agreement. To the extent any sale, transfer or assignment of Dedicated Reserves reduces the Dedicated Reserves below the Minimum Dedicated Quantity, Seller shall propose Substitute Reserves in place of the Dedicated Reserves being sold, transferred or assigned by Seller or Owner in accordance with
               Section 12.2(d)(iii).

               (B) Nothing herein shall prevent Seller or Owner from pledging, mortgaging, or otherwise encumbering all or any portion of Seller's Gas Reserves and properties as security for indebtedness; provided, however, with respect solely to the Dedicated Reserves, should Seller or Owner at any time receive a notice of default in respect of such pledge, mortgage, or other encumbrance which would reasonably be likely to have a material adverse effect on Seller's ability to perform its obligations regarding such reserves, Seller shall promptly give Buyer and Financing Parties Notice thereof and if said default continues and is not cured for a period of thirty (30) Days after the Notice, upon Buyer's and Financing Parties' request, Seller shall promptly propose Additional Proposed Reserves or Substitute Reserves sufficient to satisfy the Minimum Dedicated Quantity in accordance with Subsections 12.2(d)(ii) or 12.2(d)(iii).

          (xiv) Seller represents and warrants that the Dedicated Reserves shall not, at the time of their dedication to the Agreement, be dedicated to the performance of Seller's or Owner's obligations under other Gas supply agreements of Seller or Owner and that Seller or Owner shall not in the future dedicate all or any portion of the Dedicated Reserves to the performance of Seller's or Owner's obligations under other Gas supply agreements of Seller or Owner unless and until released from dedication hereunder.

          (xv) If Owner fails to take action consistent with the requirements of this Section 12.2(d) for any reason, such failure shall be deemed to be a material breach of this Agreement by Seller.

          (xvi)     For purposes of this Section 12.2(d),
          Financing Parties shall designate one agent to receive
          Notices, the Letter and Reserve Reports and to exercise the rights of Financing Parties herein.


                          ARTICLE XIII
                          FORCE MAJEURE

Section 13.1  Definition.

     (a) An "Event of Force Majeure" with respect to Buyer's obligations means an act of God; strikes, lockouts, or other industrial disturbances; acts of the public enemy; wars; blockades; insurrections; riots; epidemics; landslides; lightning; earthquakes; fires; storms; hurricanes; floods; washouts; arrests and restraints of governments and people; civil disturbances; explosions; breakage or accident to machinery including the Facility; failure or inability of any person to obtain any Governmental Approval(s); a binding present or future governmental law, regulation or order or court order or orders of any regulatory body having jurisdiction that materially adversely affects Buyer's physical ability to perform under this Agreement; breakage or freezing of lines of pipe or wells; curtailment of firm pipeline transportation service on a Pipeline; the necessity for making repairs or alterations to machinery (including the Facility) or lines of pipe; inability to obtain necessary materials, supplies, licenses, pelts (or unavoidable delays, after the exercise of due diligence, in acquiring materials, supplies, licenses or permits); as to any Pipeline, an event of force majeure as defined in an applicable tariff or service agreement; an event of force majeure as defined in the Power Contract; or any other causes, whether of the kind herein enumerated or otherwise, that is not within the control of Buyer and that by the exercise of due diligence Buyer could not have prevented or is unable to overcome; provided, however, that (i) changes in market conditions for gas or for electricity or thermal energy produced from the Facility, (ii) failure of Buyer to pay and perform its obligations under the Firm Transportation Agreements, or an increase in the cost of transportation service provided under such Agreements, and
     (iii) failure of the Power Purchaser, or any other purchaser of electricity from the Facility, to accept and pay for electricity, or failure of Buyer's steam purchaser to purchase and accept steam (other than as a result of an event of force majeure relating solely to the failure of the Power Purchaser's or steam purchaser's ability to perform under the Power Contract or any other power purchase contract entered into by Buyer or the contract for the purchase of steam produced at the Facility), shall not constitute an Event of Force Majeure.

     (b) Any "Event of Force Majeure" with respect to Seller's obligations with respect to the MDFQ means:

          (i) Failure or refusal by Columbia Gas Transmission to accept Gas tendered by Seller at the Delivery Point(s) in accordance with this Agreement and such failure or refusal is not caused by or due to a failure by Seller to comply with any contracts, laws or regulations;

          (ii) Failure of Seller to deliver Gas to the Delivery Point(s) by reason of a binding future governmental law, order, or decree; court order; order of a regulatory body having jurisdiction; arrests and restraints of governments and peoples; and acts of the public enemy or wars (such enumerated events shall be collectively referred to as "Limited Force Majeure Events") provided that:

               (A)  such Limited Force Majeure Events apply
               generally and not just to Seller and/or its affiliates; and

               (B) such interruption is not caused by Seller, for whatever reason, choosing not to comply with such laws, orders or decree or failing to obtain any Governmental Approval; and

               (C) such Limited Force Majeure Event prevents other Gas suppliers from delivering Gas to Buyer's Delivery Point and Buyer is also not able to obtain supplies of Gas at Buyer's Delivery Point; or

          (iii) With respect to any FERC Regulated Facilities upon which Seller is shipping Gas to the Delivery Point(s) pursuant to a firm transportation contract with the pipeline company owning and operating such Facilities, an event of "force majeure" as declared under and in accordance with the FERC Tariff covering such Facilities.

     (c) Any "Event of Force Majeure" with respect to Seller's obligations with respect to the Interruptible Gas means the "Events of Force Majeure" as defined in Section 13.1(a).

Section 13.2 Burden of Proof. The burden of proof as to whether an Event of Force Majeure has occurred shall be upon the Party claiming an Event of Force Majeure.

Section 13.3 Effect of Event of Force Majeure. If either Party is rendered wholly or partially unable to perform its obligations (other than accrued obligations to make payments) under this Agreement because of an Event of Force Majeure, that Party's obligations that are affected by the Event of Force Majeure shall be suspended to the extent so affected during the continuation of such inability to perform; provided, however:

     (a) The non-performing Party, as soon as reasonably practicable after learning of its inability to perform due to an Event of Force Majeure, shall provide Notice to the other Party giving the particulars of the occurrence, including an estimate of its expected duration and probable impact on the performance of its obligations under this Agreement, and shall continue to furnish timely regular reports with respect thereto during the Event of Force Majeure;

     (b) The non-performing Party shall use its Best Efforts to continue to perform its obligations under this Agreement, notwithstanding the Event of Force Majeure, and to use due diligence to remedy the Event of Force Majeure;

     (c) The non-performing Party shall provide the other Party with prompt Notice of the cessation of the Event of Force
     Majeure giving rise to the suspension of performance; and

     (d) No obligation of either Party that was to be performed prior to the occurrence of the Event of Force Majeure shall be suspended as a result of that occurrence, unless such Event of Force Majeure prevents the performance of such obligation.

Section 13.4 Settlement of Strikes, Lockouts or Other Labor Disputes. Nothing in this Article XIII shall require the settlement of any strike, walkout, lockout or other labor dispute on terms that, in the sole judgment of the Party involved in the dispute, are contrary to that Party's interest. It is understood and agreed that the settlement of strikes, walkouts, lockouts, or other labor disputes shall be entirely within the discretion of the Party having the difficulty.

Section 13.5  Force Majeure Curtailment.

     (a) In the event that, as a result of an Event of Force Majeure, Seller is rendered unable on any Day, wholly or in part, to sell and deliver at any specific Delivery Point the quantity of Gas that Seller has obligated itself to deliver to its customers (including Buyer) at that specific Delivery Point, then Seller shall curtail deliveries at each such Delivery Point affected by said Event of Force Majeure to all such customers (including Buyer) in the following order of priority:

          (i) first, under natural gas sales contracts on an interruptible basis;

          (ii) second, deliveries of Gas to the Delivery Point(s) under this Agreement within the MDFQ and other firm gas supply agreements Seller has entered into with third parties, pro rata based on the quantities of Gas nominated for delivery under the affected agreements on the Day on which the Event of Force Majeure occurs.

     (b) To the extent and for as long as Seller is unable to deliver to the Delivery Point(s) the quantity of Gas nominated by Buyer or Fuel Manager due to an Event of Force
     Majeure, Buyer may purchase replacement supplies of Gas from a third party supplier.

     (c) In the event that, as a result of an Event of Force Majeure, Buyer is rendered unable on any Day, wholly or in part, to buy and receive at any specific Delivery Point the quantity of Gas that Buyer or Fuel Manager has Scheduled for delivery during such Day at that specific Delivery Point, then Buyer shall curtail deliveries at that specific Delivery Point made by third party suppliers prior to deliveries at that specific Delivery Point made by Seller under this Agreement to the extent Buyer's curtailment of such third party deliveries will not result in Buyer's breach of a Gas supply agreement Buyer has with such third party supplier.

Section 13.6 Termination Due to Extended Event of Force Manure. In the event that an Event of Force Majeure prevents Seller from delivering or Buyer from receiving Gas under this Agreement and such Event of Force Majeure or the effect thereof shall continue for more than twelve (12) consecutive Months, then the Party that has not claimed suspension of its obligations because of the Event of Force Majeure may terminate this Agreement without continuing liability by either Party to the other Party, except for obligations previously accrued hereunder, upon sixty (60) Days' prior Notice to the Party that has claimed suspension of its obligations; provided, however, such termination shall not be effective if the cause of the Event of Force Majeure is remedied within such sixty- (60) Day notice period. Any Party that is prevented by any Event of Force Majeure from performing hereunder shall use due diligence to remedy such condition at the earliest practicable date.


                           ARTICLE XIV
                       GOVERNMENTAL ACTION

Section 14.1 Governmental Action. If an order issued by any court, regulatory or other governmental authority materially affects Buyer's ability to perform under the Power Contract, Buyer may request that Buyer, Seller and other necessary parties meet to discuss mutually agreeable modifications or supplements to this Agreement as may be necessary to enable Buyer to perform under the Power Contract in light of such governmental action. Nothing in this Section 14.1 shall obligate either Party to agree or enter into any such modification or supplement to this Agreement, and any such modification or supplement shall be entered into at the sole discretion of each of the Parties.


                           ARTICLE XV
                     TRANSFER AND ASSIGNMENT

Section 15.1  Assignments.

     (a) Except as specified in Section 15.1(b), the rights and obligations of the Parties to this Agreement may not be assigned by either Party, except upon the express written consent of the other Party. In the event an assignment is made and consented to, the assigning Party shall (unless such consent states otherwise) be released and discharged from all obligations to the other Party hereunder thereafter arising, and such assignee shall be substituted in place of the assigning Party herein.

     (b) Any party which shall succeed by purchase, merger, or consolidation to the properties, substantially or in their entirety, of Buyer or of Seller, as the case may be, shall be entitled to the rights and shall be subject to the obligations of its predecessor in title under this Agreement. To the extent acknowledged by Seller in the Consent and Agreement, Buyer shall have the right, without the consent of Seller but upon Notice to Seller, to assign all of its rights and interests (but not its obligations) under this Agreement to the Financing Parties as security for Buyer's obligations under the Financing Documents. Subject to the Consent and Agreement, Seller acknowledges that upon an event of default by Buyer under the terms of such Financing Documents, any of the Financing Parties may (but shall not be obligated to) assume or cause its designee or a new lessee or purchaser of the Facility to assume all of the interests, rights, and obligations of Buyer thereafter arising under this Agreement. Seller may, without the consent of Buyer but upon Notice to Buyer, and with the prior written consent of the Financing Parties, which consent will not be unreasonably withheld, assign its rights and obligations to a wholly-owned subsidiary of MCN Corporation, provided that such wholly-owned subsidiary is not subject to regulation as a public utility under state or federal law and the Parent Guaranty continues to guaranty the performance and payment obligations of Seller under this Agreement. Such assignee shall supply documentation similar to that supplied by Seller in connection with this Agreement.


                           ARTICLE XVI
                             NOTICE

Section 16.1 Notice. Except as otherwise provided in Section 4.1, every Notice, communication, invoice or nomination provided for in this Agreement shall be in writing directed to the Party to whom given, made or delivered at such Party's address as follows (or as otherwise directed in writing by such Party):

          SELLER:          Cogen Development Company
                           150 West Jefferson Ave.
                           Suite 1800
                           Detroit, MI  48226
                           Attention:  Joseph L. Roberts, Jr.
                           Telephone:  (313) 256-5870
                           Telecopy:  (313) 256-5851

          BUYER:           Panda-Brandywine, L. P.
                           4100 Spring Valley Road,
                           Suite 1001
                           Dallas, Texas  75244
                           Attention:  Fuel Manager
                           Telephone:  (214) 980-7159
                           Telecopy:  (214) 980-6815
                           (Emergency Telecopy):  (214) 980-4125

          FINANCING PARTIES:            General Electric Capital
                           Corporation
                           1600 Summer Street
                           Stamford, Connecticut 06927
                           Attention:     Vice President, Energy
                           Project Operations Global Project &
                           Structured Finance

Either Party may change its address by giving written Notice of such change to the other Party. Any Notice, communication, nomination, or invoice or other document given or delivered under this Agreement by mail shall be deemed received by the addressee at the end of the third (3rd) Business Day after the date of mailing by prepaid, registered or certified U.S. mail. If any such Notice, communication, nomination, invoice or other document is delivered by hand, overnight courier or by confirmed telecopier to the addressee, receipt shall be deemed to have occurred as soon as such delivery or transmission has been effected.


                          ARTICLE XVII
          SUSPENSION, MITIGATION, DEFAULT AND REMEDIES

Section 17.1  Seller's Failure To Deliver; Buyer's and Seller's
     Mitigation.

     (a) If and to the extent, on any Day, there is a failure by Seller to sell and deliver a quantity of Gas under the MDFQ in accordance with the terms of this Agreement for any reason, except to the extent prevented by an Event of Force Majeure or permitted variations in the delivery of Gas within firm transportation tolerances, Buyer may purchase replacement fuel (either Gas or fuel oil) from a third party supplier, and Seller shall promptly provide notice to Buyer of such failure and shall pay to Buyer as liquidated damages an amount equal to either of the following, as applicable :

          (i) On any Day during which Buyer's use of fuel oil at the Facility in lieu of the unexcused quantity of Gas Seller fails to deliver under this Agreement would not violate any of the Governmental Approval(s), including the Governmental Approval relating to the Facility's air emissions, and Buyer (or Washington Gas Light solely to the extent permitted under the Washington Gas Agreement) is able to obtain replacement fuel (either Gas or fuel oil) Seller shall pay Buyer as liquidated damages an amount equal to the positive difference, if any, between (A) the costs Buyer (or Washington Gas Light under the Washington Gas Agreement) incurs to obtain replacement fuel (either Gas or fuel oil), including the actual cost of the fuel, the cost of transporting such fuel, any imbalance penalties or charges a pipeline transporter assesses as a result of Seller's failure to deliver, all other costs and charges directly arising out of the procurement and transportation of such fuel, and, without duplication of any of the foregoing costs, any transportation cost included in clause (B) below which Buyer is unable to avoid, minus (B) the sum of the price Buyer would have paid hereunder for the unexcused quantity of Gas Seller failed to deliver, plus the cost of transporting such quantity of Gas to the Facility; or

          (ii) On any Day during which Buyer's use of fuel oil at the Facility in lieu of the unexcused quantity of Gas Seller fails to deliver would violate any of the Governmental Approval(s), including the Governmental Approval relating to the Facility's air emissions, or Buyer is unable to obtain replacement fuel (either Gas or fuel oil), and Buyer is therefore unable to operate the Facility in whole or in part, Seller shall pay Buyer as liquidated damages, the positive amount, if any, equal to (A) the extent of the total reduction in "Monthly Capacity Payments" (as defined in the Power Contract) due to Buyer from the Power Purchaser as a result of a reduction in the "Equivalent Availability Factor" (as defined in the Power Contract) and the loss of all or a portion of a "Monthly Energy Payment" (as defined in the Power Contract) under the Power Contract, which reduction or loss results directly from Buyer's inability to deliver capacity or energy to the Power Purchaser during the period of Seller's unexcused failure to deliver a quantity of Gas, less (B) net expenses saved or which Buyer did not incur to operate the Facility during Seller's unexcused failure to deliver, including without limitation the costs Buyer would have otherwise incurred for Gas, water, chemicals, supplemental power, and other significant variable costs directly related to the production of power.

     (b) The Parties acknowledge that it would be difficult or impossible at the time of Seller's unexcused failure to deliver Gas under this Agreement to measure the actual damages suffered by Buyer under the circumstances set forth in Section 17.1(a). Accordingly, the Parties agree that the amount of liquidated damages specified in Section 17.1(a) is reasonable as of the date hereof, and Seller agrees not to contest the validity or amount of such liquidated damages.

     (c) Buyer's remedy under this Section 17.1 shall be in addition to Buyer's right to seek specific performance of or terminate this Agreement (if Seller's failure to sell and deliver Gas to Buyer constitutes an Event of Default under
     Section 17.2) and Buyer's right to recover Replacement Cost under Section 17.3(c), but in lieu of other remedies available to Buyer under Section 17.3(b).

     (d) If there is an unexcused failure by Seller to deliver any quantity of Gas pursuant to this Agreement with respect to which Buyer shall exercise its rights under this Section 17.1, Buyer shall attempt to mitigate the effect of such failure by using its commercially reasonable efforts, consistent with the amount of Notice provided pursuant to
     Section 17.1(a) hereof, the immediacy of Buyer's Gas consumption needs, the quantities involved, and the anticipated length of such failure by Seller, to obtain Gas at a price reasonable for the area of delivery (i.e., the Facility) ("Buyer's Cover Standard"); provided, Buyer shall be entitled to obtain replacement fuel at any price if, using Buyer's Cover Standard, Buyer reasonably determines that fuel might not otherwise be immediately delivered to the Facility. If the period of such failure to deliver Gas extends beyond the period estimated by Seller in its Notice, Buyer may continue to obtain replacement fuel for the period that Buyer reasonably estimates that such failure will continue and Buyer shall pay for the applicable costs in accordance with this Section 17.1(d).

     (e) If there is an unexcused failure by Buyer to perform its obligations hereunder, then Seller shall use its due diligence, acting in a commercially reasonable manner, to mitigate the effect of such failure, including, attempting to secure the highest alternative market for Seller's Gas, consistent with the quantities involved, the length of such failure by Buyer, and market conditions.

Section 17.2  Event of Default.  An Event of Default under this
Agreement shall be deemed to exist upon the occurrence of any one or more of the following events:

     (a) Failure by either Party to make payment of any amounts due to the other Party under this Agreement and such failure continues for a period of fifteen (15) Days after receipt of Notice of non-payment; provided, however, that if a Party is stayed or otherwise prevented from giving such Notice by court order or otherwise by operation of law, an Event of Default shall be deemed to have automatically occurred after the lapse of thirty (30) Days after such amount became payable and regardless of any such Notice; or

          (b) (i) An unexcused failure by Seller to deliver a quantity of Gas Scheduled for delivery within the MDFQ as follows:

               (A) Seller delivers none of the Gas Scheduled for delivery on any Day within the MDFQ for a total of twenty (20) consecutive Days; or

               (B) Seller delivers less than 50% of the quantity of Gas Scheduled for delivery on any Day within the MDFQ for a total of thirty (30) Days within a rolling twelve (12) Month period; or

               (C) Seller delivers less than 75% of the quantity of Gas Scheduled for delivery on any Day within the MDFQ for a total of sixty (60) Days within a rolling twelve (12) Month period; or

               (D) Seller delivers less than 90% of the quantity of Gas Scheduled for delivery on any Day within the MDFQ for a total of ninety (90) Days within a rolling twelve (12) Month period.

          (ii) An unexcused failure by Seller to deliver Gas Scheduled for delivery within the MDFQ may fall within each of the conditions set forth in Section 17.2(b)(i) concurrently to the extent applicable. Nothing in this
          Section 17.2 shall excuse Seller's obligation to pay liquidated damages under Section 17.1(a) and the payment of such liquidated damages shall not cure the default arising on account of Seller's non-delivery.

     (c) A material breach of any other covenant or other obligation in this Agreement or the Consent and Agreement or any representation or warranty made by a Party herein or in the Consent and Agreement shall prove to have been incorrect in any material respect as of the date made, and (i) such breach or incorrect statement continues and is not cured for a period of thirty (30) Days after Notice of such non-performance from the other Party, or (ii) if within such thirty- (30) Day period the non-performing Party commences and proceeds with due diligence to cure the breach or incorrect statement and the breach or incorrect statement is not cured within ninety (90) Days or such longer period of time agreed to by the Parties in writing as being necessary for the Party to cure the breach or incorrect statement with al] due diligence; provided, however, that if a Party is stayed or otherwise prevented from giving such Notice by court order or otherwise by operation of law, an Event of Default shall be deemed to have automatically occurred if such failure continues for a period of thirty (30) days after the occurrence thereof; or

     (d) The Parent Guaranty shall cease to be in full force and effect or MCN Corporation shall materially breach any of its obligations thereunder.

     (e) If by order of a court of competent jurisdiction, a receiver or liquidator or trustee of a Party or MCN Corporation shall be appointed and such receiver, liquidator or trustee shall not have been discharged within a period of sixty (60) Days; or if by decree of such a court, either of the Parties or MCN Corporation shall be adjudicated bankrupt or insolvent under applicable law or any substantial part of the property of such Party or MCN Corporation shall have been sequestered, or such decree shall have continued undischarged and unstayed for a period of sixty (60) Days after the entry thereof; or if a petition to declare bankruptcy or to reorganize either of the Parties or MCN Corporation pursuant to any of the provisions of the Bankruptcy Code, or pursuant to any other similar state statute or law apply cable to such Party or MCN Corporation, as now or hereafter in effect , shall be filed against such Party or MCN Corporation and shall not be dismissed with sixty (60) Days after such filing; or

     (f) If either of the Parties or MCN Corporation shall file a voluntary petition in bankruptcy under any provision of any applicable bankruptcy or insolvency law or shall consent to the filing of any bankruptcy or reorganization petition against it under any similar law; or, without limitation of the generality of the foregoing, if either of the Parties or MCN Corporation shall file a petition or answer or consent seeking relief or assisting in seeking relief in a proceeding under any of the provisions of the Bankruptcy Code, or pursuant to any other similar statute applicable to such Party or MCN Corporation, as now or hereafter in effect, or an answer admitting the material allegations of a petition filed against it in such a proceeding; or if either of the Parties or MCN Corporation shall make a general assignment for the benefit of its creditors; or if either of the Parties or MCN Corporation shall admit in writing its inability to pay its debts generally as they become due; or if either of the Parties or MCN Corporation shall consent to the appointment of a receiver or receivers, or trustee or trustees, or liquidator or liquidators of it or of all or of any part of its property.

Section 17.3 Remedies for Breach. Should an Event of Default occur and be continuing, the Party not in default shall thereafter have the right:

     (a) In the case of an Event of Default under Section 17.2(a) hereof, to immediately suspend its performance under this Agreement, and to terminate this Agreement upon Notice if after a suspension period of at least forty-five (45) Days, the Event of Default is not cured, provided, that if a party is stayed or otherwise prevented by operation of law from giving such Notice, such termination shall automatically occur at the end of such 45-Day period or, in the case of any other Event of Default, to immediately suspend its performance hereunder and at any time to terminate this Agreement; provided, however, any such termination shall occur within 180 Days of the Event of Default or such longer period to the extent such termination is stayed or otherwise prevented by operation of law; and

     (b) To pursue any other remedy provided under this Agreement or now or hereafter existing at law or in equity
     (except to the extent such remedy is limited by Sections
     17.1 and 19.11) or otherwise as expressly stated herein; and

     (c) If an Event of Default by Seller has occurred (whether or not this Agreement has been terminated in respect thereof), Buyer may elect, in addition to any other remedy available to Buyer under this Agreement, but without duplication of amounts paid under Section 17.1(a), to determine, as of a date chosen by Buyer occurring on or after the date of such Event of Default (the "Determination Date") the Replacement Cost (as hereinafter defined) for all of the Remaining Contract Obligations (as hereinafter defined), in which case Seller agrees to pay such Replacement Cost to Buyer by wire transfer in accordance with Buyer's instructions within twenty (20) Days after Seller's receipt of Buyer's invoice, setting forth the basis for deriving such Replacement Cost, provided, that if Buyer is stayed or otherwise prevented by operation of law from delivering such invoice, such Replacement Cost shall become automatically due and payable on the Determination Date. On the Determination Date, this Agreement shall automatically terminate, unless such termination had already occurred. In the same manner and on the same date that the Replacement Cost becomes due and payable hereunder, Seller shall also pay to Buyer (i) damages calculated pursuant to Section 17.1 for each Day up to the Determination Date that Seller would have had to pay as damages to Buyer under said Section 17.1 on account of a failure by Seller to deliver a quantity of Gas on such Day, (ii) any amounts that Buyer has previously paid to Seller under Section 3.2 and Article VII which Buyer has not made up pursuant to Section 3.3 and any amounts which Seller owes under Section 8.6 hereof, and (iii) all other amounts then due from Seller hereunder. Seller shall pay to Buyer interest at the Interest Rate on all amounts payable under this Section 17.3 from the date such amounts become due to the date of payment thereof. For purposes of this Section 17.3, the following terms shall have the indicated meanings:

          The "Replacement Cost" shall be a lump sum payment amount equal to the present value of the sum of the following amounts, discounted, in the case of periodic payments, to the Determination Date on an annual basis at the applicable "Treasury Rate":

               (A)  the amount by which (y) the cost of the
               Replacement Gas Supply, based on terms and conditions that are reasonable (giving consideration to, among other things, Buyer's need to obtain a replacement contract or contracts in a timely manner that is satisfactory to Power Purchaser in order to fulfill Buyer's obligations under its project agreements) under conditions existing on the Determination Date, exceeds (z) the aggregate contract price hereunder that the Buyer would have paid to Seller if Seller delivered the Remaining Contract Obligations, under conditions existing at the Determination Date, to Buyer hereunder, which cost of the Replacement Gas Supply shall be determined by Buyer in a reasonable manner; provided, that for purposes of determining such cost, Buyer may, at its option, arrange for a replacement contract or contracts from a Qualified Supplier or Suppliers on terms and conditions reasonably acceptable to Buyer and Financing Parties for the sale and delivery to Buyer of quantities of Gas up to the Remaining Contract Obligations, in which case the cost of the Replacement Gas Supply shall be conclusively determined based on the cost established by such contract or contracts to the extent of the portion of the Remaining Contract Obligations covered thereby, and such cost established by such contracts shall be deemed irrebuttably to be the most reasonable cost available for the Replacement Gas Supply; plus

               (B) the amount of all transportation and other costs and incidental charges and expenses, including, without limitation, the cost of obtaining a "firm" receipt point or points for Gas other than the Delivery Point(s) (including any contribution-in-aid of construction), that would be incurred by Buyer in connection with obtaining the Remaining Contract Obligations under a Replacement Gas Supply, except for those transportation costs for which Buyer is obligated to pay under this Agreement as of the Determination Date; plus

               (C) the cost of any swap or option which Buyer obtains or pays for in connection with the Replacement Gas Supply.

          "Replacement Gas Supply" shall mean the substitute supply of Gas that Buyer must acquire to replace the Remaining Contract Obligations.

          "Qualified Supplier" shall mean a natural gas supplier which is reasonably acceptable to Buyer and Financing Parties; provided that the creditworthiness of such supplier must be acceptable to the Financing Parties in their sole discretion. To the extent that such natural gas supplier is affiliated with Buyer, to be considered a Qualified Supplier, the price offered by such affiliate must be comparable to an offer submitted by an unaffiliated supplier with similar credit and gas supply characteristics as Buyer's affiliated gas supplier.

          "Remaining Contract Obligations" shall mean, at any time in question, the sum of the Maximum Daily Firm Quantities for each Day remaining in the Principal Term (as adjusted pursuant to Appendix I hereto) or the Extended Term, if applicable, of this Agreement.

          "Treasury Rate" shall mean (i) if on the Determination Date the last day of the remaining term of this Agreement (assuming that it was not being terminated early pursuant hereto) (the "Final Day") occurs less than one year after the Determination Date, the average yield to maturity on a government bond equivalent basis of the applicable United States Treasury Bill due the week of the Final Day and (ii) if the Final Day occurs one year or more after the Determination Date, the average yield of the most actively traded United States Treasury Note (as reported by Cantor Fitzgerald Securities Corp. on Page 5 of Telerate Systems Inc., a financial news service, or if such report is not available, a source deemed comparable by an independent investment banking institution of national standing appointed by the Buyer (an "Independent Investment Banker") corresponding in maturity to the Final Day (or if there is no corresponding maturity, an interpolation of the two nearest maturities determined by the Independent Investment Banker), in each case under (i) and (ii) above determined by the Independent Investment Banker based on the bid prices as of 10:00 a.m., New York time, on the second business day preceding the Determination Date.

     (d) The parties agree that any amounts payable under Sections 17.1 and 17.3 are a reasonable estimate of the measure of harm that Buyer would actually suffer under the circumstances with respect to the time periods for which the payments are made; that the actual harm that Buyer would suffer with respect to such time periods would be difficult or impossible to establish) and that the amounts determined under Sections 17.1 and 17.3, as applicable, are reasonable and do not constitute penalties and may not therefore be challenged or avoided.

     (e) Notwithstanding anything to the contrary herein, in the case of an Event of Default by Buyer, Seller shall not be entitled to suspend or terminate its performance hereunder unless Seller shall have complied with the terms and conditions of the Consent and Agreement.

     (f) Notwithstanding any other provision of this Agreement to the contrary, in the case of an Event of Default by Seller, Buyer shall not be entitled to terminate this Agreement or enter into a contract for Replacement Gas Supply pursuant to the provisions of Section 17.3(c) without the express prior written consent of the Financing Parties.

     (g) Upon the occurrence of an Event of Default with respect to either of the Parties hereunder, such defaulting Party shall be obligated to pay to the other Party all costs and expenses (including reasonable legal fees) incurred by such other Party in exercising, enforcing or defending its rights and remedies under this Agreement on account of such Event of Default.

     (h) Section 17.3 shall survive the termination of this Agreement.

Section 17.4  Special Termination Event

     (a) If the Power Purchaser shall give the Buyer notice of a Fuel Default (as defined in Section 1.11 of the Power Purchaser Consent) which notice describes as one of its reasons any fact or circumstance relating to Seller, MCN Corporation or any of their respective affiliates, or any of the transactions contemplated by this Agreement or the Fuel Supply Management Agreement or the performance or nonperformance by Seller, MCN Corporation or any of their respective affiliates of this Agreement, the Fuel Supply Management Agreement, or any guaranty of any thereof (such an alleged Fuel Default being herein called, a "Seller Fuel Default"), then Buyer shall give Seller written notice of such Seller Fuel Default, and Buyer and Seller, together with the Financing Parties, shall promptly meet to discuss such Seller Fuel Default. Seller shall in good faith use its Best Efforts to promptly cure such Seller Fuel Default to the satisfaction of Power Purchaser. Notwithstanding any other provision of this Agreement, if a Fuel/Performance Failure (as defined in Section 1. 11 of the Power Purchaser Consent) shall occur before the Power Purchaser shall agree that the Seller Fuel Default has been cured, then on the date (the "Last Cure Date") which is the later of (a) thirty
     (30) Days after Seller is notified of the Seller Fuel Default or (b) the date on which the Power Purchaser alleges that a Fuel/Performance Failure related to such Seller Fuel Default has occurred, Buyer may, and at the direction of the Financing Parties shall, immediately terminate this Agreement by giving written notice to Seller unless on or prior to the Last Cure Date Power Purchaser shall agree, in writing, that both such Fuel/Performance Failure and Seller Fuel Default have been cured. Upon such termination, Buyer and Seller shall be relieved of all their obligations hereunder, except that Buyer shall pay to Seller any unpaid amounts owed to Seller under this Agreement as of the date of such termination and Seller shall pay to Buyer any unpaid amounts owed to Buyer under this Agreement as of the date of such termination, including, without limitation, any amounts payable to Buyer under Sections 3.3 or 8.6 hereof. The Parties shall in good faith try to settle the respective amounts, if any, owed to each other, within thirty (30) Days after such termination. This Section 17.4 shall be without derogation of the Parties' rights and remedies, including the remedies of termination and damages under Section 17.3, in the case of an Event of Default by either Party.

          (b) (i) In the event of a termination by Buyer pursuant to Section 17.4(a), for each Month following the determination of the Swap Price (as determined below) until the Month in which the Principal Term would have ended, Buyer shall pay to Seller a portion of "Distributable Cash" (as defined below) equal to the positive difference between (A) the product of (x) the Limited Dispatch Commodity Charge that would have been in effect for such Month, multiplied by (y) the Minimum Limited Dispatch Quantity that would have been in effect for the Agreement Year in which such Month falls divided by twelve (12), minus (B) the product of (x) the Swap Price then in effect, multiplied by (y) the Minimum Limited Dispatch Quantity in effect for the Agreement Year in which such Month falls divided by twelve (12) (such difference, the "Differential Amount". The Swap Price shall be equal to the sum of
          (A) the Swap Average Price, plus (B) the Swap Margin. At the end of what would have been an Agreement Year had this agreement not been terminated, the Swap Price shall escalate. Effective on the date that would have been an Escalation Date had this Agreement not been terminated, the Swap Price shall be determined by multiplying (A) the Swap Price in effect on the Day before the Escalation Date, times (B) 1.04. The Swap Average Price shall be determined as follows: Within thirty (30) Days after the Day Buyer terminates this Agreement pursuant to Section 17.4(a), the Parties shall request that Merrill Lynch, AIG and Phibro Energy each quote an "ask" price and a "bid" price for 7,000 MMBtu per Day of Gas at the NYMEX Henry Hub price through the end of the Principal Term, assuming an annual escalation rate of four percent (4%). The Swap Average Price shall equal the arithmetic average of the ask prices and bid prices received by the Parties for the first year. If Merrill Lynch, AIG or Phibro Energy no longer provides ask or bid price quotes, the Parties shall mutually agree to a substitute third party to provide an ask price and a bid price quote. The Swap Margin as of the Initial Delivery Date shall equal $0.40 per MMBtu. Effective each Escalation Date, until this Agreement is terminated pursuant to Section 17.4, the Swap Margin shall be determined by multiplying (A) the Swap Margin in effect on the Day before the Escalation Date, times (B) 1.04.

          (ii) The provisions of this Section 17.4(b) shall not apply, and no amount shall be due and payable under this Agreement, if this Agreement is terminated for any reason other than pursuant to Section 17.4(a), regardless of whether a Fuel Default or Fuel/Performance Default has occurred or is existing on or before the effective date of termination.

          (iii) Notwithstanding anything to the contrary contained herein, upon the occurrence of an "Enforcement Act" (as defined below), any and all of Seller's rights arising under this Section 17.4(b), including but not limited to Seller's right to payment of the Differential Amounts for periods prior to the Enforcement Act, shall immediately cease and terminate and be of no further force or effect.

          (iv) Seller understands and agrees that distributions of Distributable Cash may be restricted by the Financing Documents now or in the future and that the Security Deposit Agreement may be changed to provide for the payment of additional amounts to other parties (whether now or hereafter provided for in such Security Deposit Agreement). The Seller agrees that its right to receive Differential Amounts is not a debt of the Buyer. Seller also agrees that any default, breach, rejection or repudiation by Buyer of any obligation or provision contained in this Section 17.4(b) shall not be a default by Buyer under this Agreement, including, without limitation, for purposes of Section 17.2 hereof; provided, however, that Seller shall have the right to seek to compel specific performance of Buyer's obligations set forth in this Section 17.4. In no event shall Seller make any claim against or assert any lien on the Facility or any other asset of Buyer by reason of the matters set forth in this Section 17.4(b). Buyer's obligation to pay Differential Amounts shall be non-recourse to Buyer except to the extent Buyer receives Distributable Cash, and then recourse shall be limited to such Distributable Cash. Seller agrees that it shall have no right to institute any action or proceeding or otherwise take any action against any Financing Party or any security agent or owner trustee with respect to this Section 17.4(b). Seller further agrees that it shall have no right to institute any action or proceeding or otherwise take any action against Buyer to enforce payment or performance of any obligation or agreement contained in this Section 17.4(b) unless and until the Financing Parties have been paid in full all amounts outstanding under any of the Financing Documents and such Financing Documents have terminated; provided, however, that Seller shall have the right to seek to compel specific performance of Buyer's obligations set forth in Section 17.4(b).

          (v) For purposes of this Section 17.4(b), (A) "Distributable Cash" shall mean, at any time in question, all cash then distributable to Buyer pursuant to Section 4.9(b) of the Security Deposit Agreement, but only if the conditions in such Section to distribution have been satisfied; (B) "Security Deposit Agreement" shall mean that certain Security Deposit Agreement, dated as of March 30, 1995, among the Buyer, Panda Brandywine Corporation, General Electric Capital Corporation and Shawmut Bank Connecticut, National Association, as security agent, owner trustee and lessor, as such agreement may be amended, supplemented or modified from time to time; and (C) the term "Enforcement Act" shall mean the sale or transfer of the Facility or the partnership interests in the Buyer or the stock of the general and/or limited partner of Buyer to any of the Financing Parties or to any third parties pursuant to (1) the request of the Financing Parties on account of an Event of Default under the Financing Documents, or (2) a foreclosure action or proceeding in accordance with the Financing Documents, or (3) the exercise of other rights and remedies by the Financing Parties under the Financing Documents.

          (vi) For so long as the Security Deposit Agreement is in effect, Buyer agrees to cause the Security Agent under such Security Deposit Agreement to promptly distribute to Seller, on a quarterly basis, to the extent funds are available therefor, the Distributable Cash, if any, payable to Seller hereunder, as provided in Section 17.4(b)(i) and pursuant to the terms of the Security Deposit Agreement.

          (vii) If the Security Deposit Agreement shall be amended or terminated so that cash is no longer distributed to Buyer thereunder, but is distributed to Buyer free and clear of any lien of the Financing Parties pursuant to some other agreement, then "Distributable Cash" shall mean such cash being distributed to Buyer pursuant to such other agreement. If the Financing Parties are paid in full all amounts outstanding under the Financing Documents and such Financing Documents have been terminated, then "Distributable Cash" shall mean all revenues of the Buyer's Facility.

     (c) Section 17.4(b) shall survive the termination of this Agreement.


                          ARTICLE XVIII
                           ARBITRATION

Section 18.1 Arbitration of Disputes. Except as otherwise provided in this Agreement, any disagreement, dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation hereof, or any arrangements relating hereto or contemplated herein or the breach, termination or invalidity hereof, shall be settled exclusively and finally by arbitration. It is specifically understood and agreed that any disagreement, dispute or controversy which cannot be resolved between the Parties, including without limitation any matter relating to the interpretation of this Agreement, shall, upon election by either Party' be submitted to arbitration irrespective of the magnitude thereof, the amount in controversy or whether such disagreement, dispute or controversy would otherwise be considered justifiable or ripe for resolution by a court or arbitral tribunal. Should either Party submit a request for arbitration to determine whether an Event of Default has occurred or whether and when a termination of the Agreement will or had occurred prior to expiration of the Principal Term, or Extended Term if applicable, the Party seeking to declare such Event of Default and/or terminate this Agreement may do so and may exercise its remedies as provided herein notwithstanding the pending arbitration request or proceeding and such declaration and/or termination shall be effective, provided, nothing shall preclude the other Party from seeking and recovering damages through the above procedure for a wrongful declaration of an Event of Default or a wrongful termination; provided, however, that a request for arbitration by Buyer shall prevent such a declaration or termination by Seller if Seller is seeking to do so for any reason other than nonpayment by Buyer for Gas delivered by Seller. Except as otherwise provided in the immediately preceding sentence, the Parties shall be obligated to continue performance under this Agreement during the pendency of dispute resolution provided for herein. Except as otherwise provided in Article VIII hereof, any dispute or arbitration, or request therefor, will not prevent any amount payable by either Party hereunder from becoming due as provided herein nor suspend the obligation of such Party to make such payment when due; provided that nothing shall preclude the paying Party from seeking to recover such payment through the arbitration procedure to the extent such payment was not due and owing hereunder.

Section 18.2 Appointment of Board. Any dispute between Seller and Buyer submitted to arbitration pursuant to this Article XVIII shall be detained by a board of arbitration consisting of three
(3) arbitrators to be selected for each such dispute as follows: either Party may, at the time a board of arbitration is desired, notify the other that the dispute is to be resolved pursuant to this Article XVIII. The notice of arbitration shall not be effective or valid unless the notifying Party includes in such notice the name of one arbitrator. The other Party shall, within fifteen (15) Days thereafter, select an arbitrator and notify the Party desiring arbitration of the name of such arbitrator. If such other Party shall fail to name a second arbitrator within such fifteen- (15) Day period, the notifying Party shall select the second arbitrator and give written notice to the other Party of the selection of the second arbitrator and the second arbitrator's identity. The two (2) arbitrators chosen shall, within ten (10) Days after notice is given of the appointment of the second arbitrator, choose a third arbitrator. In the event of their failure to do so within ten (10) Days, either Party to this Agreement may in like manner, on reasonable notice to the other Party, apply to the Chief Judge, or his designee, of the United States District Court for the District of Maryland for the appointment of a third arbitrator. The arbitrators selected to act hereunder shall be qualified by education, experience and training to pass upon the particular question in dispute and shall have had no financial interest in or have been an officer, director or employee of either Party. Washington, D.C. shall be the site of the arbitration hearing. The arbitrators shall not have jurisdiction or authority to add to, detract from, or alter in any way the provisions of this Agreement.

Section 18.3 Hearing and Decision. Applying the commercial rules of the American Arbitration Association, the board of arbitration shall promptly hear and determine (after giving the Parties due notice of hearing and reasonable opportunity to be heard) the question(s) submitted and shall render their decision in writing within ninety (90) Days after appointment of the third arbitrator.

Section 18.4 Effect of Decision; Costs. The written decision of a majority of the board of arbitration shall be final and binding upon the Parties as to each question submitted, and the Parties shall abide by and comply with such decision and a judgment may be entered upon such decision or award in a court of competent jurisdiction. Such written decision may be issued with or without an opinion; provided, however, if any Party requests a written opinion with regard to a decision, one shall be issued expeditiously, but its issuance shall not delay compliance with the implementation of such decision. Each Party shall bear the cost of the services and the expenses of the arbitrator(s) appointed by it. Buyer and Seller shall equally bear the cost of the services and the expense of the third arbitrator. All other costs of arbitration proceedings, including legal costs and costs of witnesses and employees, shall be paid by the Party bearing such cost, unless the board of arbitration determines that the claim giving rise to the arbitration proceeding is without merit, in which case all such costs shall be the responsibility of the Party raising such claim.


                           ARTICLE XIX
                    MISCELLANEOUS PROVISIONS

Section 19.1 Captions. The headings used throughout this Agreement are inserted for reference purposes only and are not to be considered or taken into account in construing the terms or provisions of any Article or Section hereof nor to be deemed in any way to qualify, modify or explain the effect of any such provisions or terms.

SECTION 19.2 CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED IN ACCORDANCE WITH AND ENFORCED PURSUANT TO THE LAWS OF THE STATE OF MARYLAND, EXCLUDING ANY CONFLICT-OF-LAW RULES WHICH WOULD DIRECT THE APPLICATION OF THE LAW OF MOTHER JURISDICTION.

Section 19.3 Other Agreements. This Agreement constitutes the entire Agreement between the Parties relating to the subject matter hereof and supersedes any other agreements, written or oral, between the Parties concerning the subject matter.

Section 19.4 Binding Effect. The terms and provisions of this Agreement, and the respective rights and obligations hereunder of Seller and Buyer, shall be binding upon, and inure to the benefit of, their respective successors and permitted assigns. Nothing expressed or implied in this Agreement is intended to confer any rights on any Person other than Buyer, Seller, the Financing Parties and their respective successors and permitted assigns and, solely with respect to Section 17.1(a)(i), Washington Gas Light.

Section 19.5 Confidentiality. Each Party agrees that it will maintain this Agreement, and all parts and contents thereof, or any information exchanged under Articles XI, XII, XV and XVIII thereof, in strict confidence, and that it will not cause or permit disclosure of same to any unaffiliated third party without the express written consent of the other Party; provided, however, that disclosure by a Party is permitted in the event and to the extent that:

     (a) Such Party is required by a court or governmental agency exercising jurisdiction over the subject matter hereof, by order or by regulation, to make such a disclosure (provided, however, that in the event either Party becomes aware of a judicial or administrative proceeding that has resulted or may result in such an order requiring disclosure, it shall (i) so notify the other Party immediately, (ii) utilize with the other Party all reasonably available means to limit the scope of the order or regulation requiring disclosure, and (iii) take with the other Party all actions reasonably necessary to prevent disclosure to the public as a result of disclosure to the court or administrative body);

     (b)  Disclosure is necessary to obtain any Government
     Approval covered or contemplated by  this Agreement; or

     (c) Disclosure is required in the course of routine audit procedures or pursuant to the rules or requirements of any securities exchange on which a Party's securities are listed or securities commission having jurisdiction over a Party.

Provided that it secures from such persons an agreement to preserve the confidentiality hereof in accordance with this
Section 19.5 reasonably acceptable in form and substance to Seller, Buyer also may disclose the contents hereof to Washington Gas Light, Power Purchaser or Financing Parties (or their attorneys, consultants and agents) to the extent required by Buyer's contracts with such persons or as necessary for Buyer to obtain financing from such Financing Parties as well as to Buyer's attorneys, consultants and agents. Likewise, Seller may disclose the contents hereof to its affiliates and to third parties from which Seller seeks financing, and to Seller's or the third party's attorneys, consultants or agents, provided that it secures from such third parties an agreement to preserve the confidentiality hereof in accordance with this Section 19.5 reasonably acceptable in form and substance to Buyer. Buyer agrees to allow Seller to delete any pricing information Seller reasonably believes to be commercially sensitive from any copy of this Agreement provided to Washington Gas Light.

Section 19.6 NonWaiver of Defaults No waiver by either Party of any default of the other Party under this Agreement shall operate as a waiver of a future default, whether of a like or different character.

Section 19.7 Written Amendments. No modification of the terms and provisions of this Agreement shall be or become effective except by written amendment executed by the Parties.

Section 19.8 Severability and Renegotiation. Should any provision of this Agreement for any reason be declared or rendered invalid or unenforceable by any law or final and non appealable order of any court or regulatory body having jurisdiction, such law or decision shall not affect the validity of the remaining portions, and the remaining portions shall remain in force and effect as if this Agreement had been executed without the invalid or unenforceable portion. In the event any provision(s) of this Agreement is declared invalid or unenforceable and the invalidity or unenforceability of such provision(s) materially alters the economic bargain of the Parties, this Agreement shall remain in full force and effect if the Parties are able to promptly negotiate in good faith a new provision(s) to eliminate the invalid or unenforceable provision(s) and to restore this Agreement as nearly as possible to its original effect, consistent with the original intent of the Parties.

Section 19.9 Survival. Any provision(s) of this Agreement that expressly or by implication comes into or remains in force following the termination or expiration of this Agreement shall survive the termination or expiration of this Agreement.

Section 19.10 Further Assurances. The Parties shall execute or provide such additional documents including, without limitation, the Consent and Agreement, limited opinions of counsel, certificates, or similar documents, and shall cause such additional action to be taken as may be requested by a Party if in the reasonable good faith judgment of both Parties, such action is reasonably necessary or desirable, to effect or evidence the provisions of this Agreement and the transactions contemplated hereby.

Section 19.11 Limitation of Liability. Notwithstanding anything to the contrary in this Agreement, neither Buyer nor Seller, nor any of their directors, trustees, agents, shareholders, partners, affiliates, officers or employees shall be liable to the other Party, its directors, trustees, agents, shareholders, partners, affiliates, officers or employees, whether as a result of breach of contract, breach of warranty, tort liability (including both negligence and strict liability), strict liability or otherwise, for incidental, special, indirect, punitive or consequential damages whatsoever, including without limitation, loss of profits or revenue, of any nature connected with or resulting from non-performance or breach of this Agreement, except to the extent that Sections 17.1 and 17.3 may be deemed to contain such damages.

Section 19.12 Waiver of UCC Warranties. BUYER ACKNOWLEDGES THAT IT HAS ENTERED INTO THIS AGREEMENT AND IS CONTRACTING FOR THE GOODS AND SERVICES TO BE SUPPLIED BY SELLER BASED SOLELY ON THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN AND, SUBJECT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN, ACCEPTS SUCH GOODS AND SERVICES " AS-IS " AND "WITH ALL FAULTS." EXCEPT AS TO THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN, SELLER EXPRESSLY NEGATES ANY OTHER REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, EXPRESS OR IMPLIED, WITH RESPECT TO SUCH GOODS AND SERVICES, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY WITH RESPECT TO (A) CONFORMITY TO MODELS OR SAMPLES, ( B ) MERCHANTABILITY, OR ( C ) FITNESS FOR ANY PARTICULAR PURPOSE.

Section 19.13 Counterpart. This Agreement may be executed in multiple counterparts each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

Section 19.14 Winding-Up. Upon the termination, expiration or cancellation of this Agreement and the expiration of the Parties' obligations hereunder, any amounts due and owing to either of the Parties shall be paid pursuant to the terms hereof, and any corrections or adjustments to payments previously made shall be determined and any refunds or payments due either of the Parties made at the earliest possible time, and any Gas Imbalances shall be corrected within sixty (60) Days. The Parties' obligations, as provided in this Agreement, shall remain in effect solely for the purpose of complying under this section until the obligations have been fulfilled.

Section 19.15 Preparation. This Agreement was negotiated by both Parties hereto with advice of counsel to the extent deemed necessary by each Party, and shall not be construed against either Party by reason of its preparation.

Section 19.16 Seller's Reservation. Seller reserves unto itself the sole and exclusive right to operate its Gas reserves and supplies without interference by Buyer or any third party, except as may be expressly provided by other provisions of this Agreement.

IN WITNESS WHEREOF, intending to be legally bound, the Parties hereto have caused this Agreement to be entered into by their duly authorized officers or representatives as of the day and year first above written.

                         SELLER:   COGEN DEVELOPMENT COMPANY


                         By:     /s/ Daniel L. Schiffer
                         _____________________________________

                         Name:    Daniel L. Schiffer
                         _____________________________________

                         Title:   Secretary
                         _____________________________________




                         BUYER: PANDA-BRANDYWINE, L.P.

                         By:  Panda Brandywine Corporation , its
                              General Partner


                         By: /S/ Ralph T. Killian
                         _____________________________________

                         Name:   Ralph T. Killian
                         _____________________________________

                         Title:  Vice President
                         _____________________________________




                                                   Exhibit A to
                                                   Gas Sales
                                                   Agreement

                        CONSENT AND AGREEMENT

           CONSENT AND AGREEMENT (the "Consent"), dated as of March 30, 1995, among COGEN DEVELOPMENT COMPANY, a Michigan corporation ("Contract Party"), PANDA-BRANDYWINE, L.P., a Delaware limited partnership (the "Partnership"), GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation ("GE Capital") and SHAWMUT BANK CONNECTICUT, NATIONAL ASSOCIATION, in its capacity as Security Agent (the "Security Agent") under the Security Deposit Agreement (as defined in the Loan Agreement referred to below).

All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in Appendix A to the Loan Agreement, as defined below.

                         W I T N E S S E T H

           WHEREAS, Contract Party and the Partnership have entered into the Gas Sales Agreement, dated March 30, 1995 (the Gas Sales Agreements"), providing for among other things, the sale of natural gas, and the Fuel Supply Management Agreement, dated March 30, 1995 (the "Fuel Management Agreement), providing for, among other things, the management of the Partnership's gas supply arrangements (the Gas Sales Agreement and the Fuel Management Agreement, as amended, supplemented or otherwise modified from time to timer the "Assigned Agreements");

           WHEREAS, in order to finance the construction of the Project, the Partnership has entered into a Construction Loan Agreement and Lease Commitment, dated as of March 30, 1995, with GE Capital (as amended, supplemented or otherwise modified from time to time, the "Loan Agreement") pursuant to which GE Capital would, subject to the terms and conditions contained therein, among other things, (i) make loans to the Partnership and issue certain letters of credit for the account of the Partnership for the purpose of providing construction financing for the Project (all extensions of credit made pursuant to the Loan Agreement being referred to herein as the Loans), (ii) (acting through the Owner Trustee established for the benefit of GE Capital) lease the Site from the Partnership and sublease the Site back to the Partnership and (iii) (acting through the Owner Trustee established for the benefit of GE Capital) upon completion of the Project, purchase the Facility from the Partnership and lease the Facility back to the Partnership pursuant to the Facility Lease;

           WHEREAS, as security for the repayment of the Loans to GE Capital and its obligations under the Site Sublease and the Facility Lease to the Owner Trustee, the Partnership has assigned all of its right, title and interest in, to and under, and granted a security interest in, the Assigned Agreements to the Security Agent, for the
benefit of the Owner Trustee and GE Capital, pursuant to (i) the Collateral Assignment of Gas Sales Contract, dated as of the date hereof, and the Collateral Assignment of the Fuel Management Contract, dated as of the date hereof (the "Assignments"), copies of which are attached as Exhibit A), (ii) the Deed of Trust and Security Agreement, dated as of the date hereof, between the Partnership and Chicago Title Insurance Company, as trustee for the benefit of the Security Agent, as the same may be amended, supplemented or otherwise modified from time to time (the "Deed of Trust"), and (iii) the Security Agreement, dated as of the date hereof, between the Partnership and the Security Agent, as amended, supplemented or otherwise modified from time to time (together with the Assignments and the Deed of Trust, the "Security Agreements");

           WHEREAS, it is a condition precedent to GE Capital's obligation to make the Loans under the Loan Agreement that the Contract Party and the Partnership execute and deliver this Consent;

           NOW THEREFORE, in consideration of good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound, Contract Party, the Partnership, GE Capital and the Security Agent hereby agree as follows, anything in the Assigned Agreements to the contrary notwithstanding.

SECTION 1. CONSENT TO ASSIGNMENT, SALE AND LEASE ETC.

1.1 Consent to Assignment. Contract Party (a) consents to the pledge and assignment to the Security Agent, for the benefit of the Owner Trustee and GE Capital, of all of the Partnership's right, title and interest in, to and under the Assigned Agreements pursuant to the Security Agreement (the "Assigned Interest"), and (b) acknowledges the right of the Security Agent in the exercise of its rights and remedies under the Security Agreement to make all demands, give all notices, take all actions and exercise all rights of the Partnership under the Assigned Agreements; provided that, insofar as the Security Agent exercises any of its rights under the Assigned Agreements or makes any claims with respect to payments or other obligations under the Assigned Agreements, the terms and conditions of the Assigned Agreements applicable to such exercise of rights or claims shall apply to the Security Agent to the same extent as to the Partnership.

1.2 Substitute Owner. Contract Party agrees that, if GE Capital, the Owner Trustee or the Security Agent shall notify Contract Party that an Event of Default under the Loan Agreement or a Lease Event of Default under the Facility Lease has occurred and is continuing and that the Security Agent has elected to exercise its rights and remedies pursuant to the Security Agreement, then the Security Agent, or the Security Agent's transferee or any purchaser of the Assigned Interest, in each case, which party has elected to assume the rights and obligations of the Partnership under the Assigned Agreements (the "Substitute Owner"), shall be substituted for the Partnership under the Assigned Agreements.

l.3 Right to Cure. In the event of a default by the Partnership in the performance of any of its obligations under the Assigned Agreements, or upon the occurrence or non-occurrence of any event or condition under the Assigned Agreements which would immediately or with the passage of any applicable grace period or the giving of notice, or both, enable Contract Party to terminate or suspend its obligations under the Assigned Agreements (hereinafter a "default"), Contract Party may suspend performance in accordance with the Assigned Agreements but will not terminate the Assigned Agreements until it first gives prompt written notice of such default to GE Capital and the Security Agent and affords GE Capital and the Security Agent a period of at least 60 days (or if such default is a nonmonetary default, such longer period as is required so long as GE Capital or the Security Agent has commenced and is diligently pursuing appropriate action to cure such default) from receipt of such notice to cure such default; provided, however, that if GE Capital or the Security Agent is prohibited by any process, stay or injunction issued by any governmental authority or by any bankruptcy or insolvency proceeding involving the Partnership from curing any such default, the time periods specified herein for curing a default shall be extended for the period of such prohibition.

1.4 No Amendments. Contract Party will not, without the prior written consent of the Security Agent or GE Capital, enter into any amendment, supplement, assignment, transfer or other modification of the Assigned Agreements, or enter into any consensual cancellation or termination of the Assigned Agreements, or assign or otherwise transfer (or consent to any such assignment or transfer by the Partnership of) any of its right, title and interest thereunder.

l.5 Replacement Agreement. In the event that the Assigned Agreements are terminated as a result of any bankruptcy or insolvency proceeding affecting the Partnership, Contract Party will, at the option of the Security Agent, enter into a new agreement with the Security Agent or its transferee or nominee having terms substantially the same (except for economic terms, which shall be exactly the same) as the terms of such Assigned Agreements, provided, that the Security Agent, or its transferee or nominee, shall have first made payment of unpaid amounts due under Section 3.3 and Section 7.1 of the Gas Sales Agreement and Article VI of the Fuel Management Agreement.

1.6 No Liability. Contract Party acknowledges and agrees that the Security Agent, the Owner Trustee and GE Capital (and each transferee of the Security Agent, the Owner Trustee and GE Capital) shall not have any liability or obligation under the Assigned Agreements as a result of this Consent, the Security Agreement or otherwise, nor shall the Security Agent, the Owner Trustee nor GE Capital nor any transferee of such person, except during any period in which such person has elected to become a Substitute Owner pursuant to subsection l.2, be obligated or required to perform any of the Partnership is obligations under the Assigned Agreements or to take any action to collect or enforce any claim for payment assigned under the Security Agreement; provided that under no circumstances shall the Security Agent, the Owner Trustee or GE Capital (or any transferee) have any liability or obligation respecting events which occurred prior to the date of its becoming a Substitute Owner. Notwithstanding anything to the contrary contained in this Consent, in the event that the Security Agent, the Owner Trustee, GE Capital, any transferee, or another purchaser succeeds to the Partnership's interest, then liability in respect of any and all obligations of such successor under the Assigned Agreements shall be limited solely to such successor's interest in the Project and the sole recourse of Contract Party in seeking enforcement of such obligations shall be to such successor's interest in the Project (and no officer, director, employee, shareholder, agent or affiliate or subsidiary of such successor shall have any liability with respect thereto).

l.7 Performance under Assigned Agreements. Contract Party shall perform and comply with all terms and provisions of the Assigned Agreements to be performed or complied with by it and shall maintain the Assigned Agreements in full force and effect in accordance with its terms.

l.8 Delivery of Notices. Contract Party shall deliver to GE Capital and the Security Agent, concurrently with the delivery thereof to the Partnership, a copy of each notice, request or demand given by Contract Party pursuant to the Assigned Agreements.

1.9 Consent to Sale and Lease; Consent to Leveraged Lease. Contract Party consents to (a) the assignment and sale by the Partnership to the Owner Trustee of all of its right, title and interest in and to the Facility, such sale and assignment to occur on the Lease Closing Date and (b) the subsequent lease by the Owner Trustee to the Partnership of the Facility for the Basic Term and any renewal terms, as agreed upon by the parties to the Facility Lease, such lease to occur on the Lease Closing Date. Contract Party further consents to GE Capital exercising its option under the Loan Agreement to "leverage" the Facility Lease by causing the Owner Trustee to enter into a loan agreement, as borrower, to finance (or refinance) a portion of the purchase price of the Facility payable to the Partnership, and agrees that any lender under such loan agreement shall, until such loan agreement is paid in full, enjoy jointly with, or in certain cases to the exclusion of, GE Capital and the Security Agent, all rights of "GE Capital" and the "Security Agent" hereunder.

SECTION 2. PAYMENTS

Contract Party will pay all moneys due and to become due to the Partnership under the Assigned Agreements directly to Shawmut Bank Connecticut, National Association, as Security Agent, 777 Main Street, Hartford, Connecticut 06115, Attention: Corporate Trust Administration, for deposit in the Revenue Account (except for payment under Section 17.3 of the Gas Sales Agreement, which shall be directed to the Special Payments Account), or to such other person or in such other manner as GE Capital or the Security Agent may from time to time specify in writing to Contract Party, without offset, abatement, withholding or reduction except as provided or permitted by the Assigned Agreements.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF CONTRACT PARTY

Contract Party makes the following representations and warranties for the benefit of GE Capital and the Security Agent:

3.l The Contract Party is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and is duly qualified and authorized to do business and is in good standing as a foreign corporation in every jurisdiction in which it owns or leases real property or in which the nature of its business requires it to be so qualified, and has all requisite power and authority, corporate and otherwise, to enter into and to perform its obligations hereunder and under the Assigned Agreements, and to carry out the terms hereof and thereof and the transactions contemplated hereby and thereby.

3.2 Approval. The execution, delivery and performance by Contract Party of this Consent and the Assigned Agreements do not require any approval or consent of any holder (or any trustee for any holder) of any indebtedness or other obligation Contract Party or of any other person or entity, except approvals or consents which have been obtained or which are otherwise required as described in Section 3.7 hereof.

3.3 Execution, Delivery; Binding Agreements. Each of this Consent and the Assigned Agreements is in full force and effect, has been duly executed and delivered by Contract Party, and constitutes the legal, valid and binding obligation of Contract Party, enforceable against Contract Party in accordance with its terms except as the enforceability thereof may be limited by (a) bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors' rights generally and (b) general equitable principles (whether considered in a proceeding in equity or at law).

3.4 Litigation. There is no legislation, litigation, action, suit, adverse proceeding or investigation pending or (to the best of Contract Party's knowledge after due inquiry) threatened, against Contract Party before or by any court, administrative agency, arbitrator or governmental authority, body or agency which, if adversely determined, individually or in the aggregate, (i) could adversely affect the performance by Contract Party of its obligations hereunder or under the Assigned Agreements or (ii) questions the validity, binding effect or enforceability hereof or of the Assigned Agreements, any action taken or to be taken pursuant hereto or thereto or any of the transactions contemplated hereby or thereby.

3.5 Compliance with Other Instruments etc. The execution, delivery and performance by Contract Party of this Consent and the Assigned Agreements, and the consummation of the transactions contemplated hereby and thereby, will not result in any violation of any term of any contract or agreement to which it is a party or by which it or its property is bound, or of any license, permit, franchise, judgment, writ, injunction, decree, order, charter, law, ordinance, rule or regulation applicable to it.

3.6 No Default or Amendment. Neither the Contract Party nor, to the best of Contract Party's knowledge after due inquiry, any other party to the Assigned Agreements is in default of any of its obligations thereunder. Contract Party and, to best of Contract Party's knowledge after due inquiry, each other party to the Assigned Agreements have complied with all conditions and agreements contained in the Assigned Agreements required to be performed or complied with by such party prior to the date hereof. To the best of Contract Party's knowledge after due inquiry, no event or condition exists which would, either immediately or with the passage of any applicable grace period or giving of notice, or both, enable either Contract Party or the Partnership to terminate or suspend its obligations under the Assigned Agreements. The Assigned Agreements have not been amended, modified or supplemented in any manner.

3.7 Governmental Approval. No consent, order, authorization, waiver, approval or any other action by, or registration, declaration or filing with, any Governmental Authority (collectively the "Approvals") is required to be obtained by the Contract Party in connection with the execution, delivery or performance of the Assigned Agreements or this Consent or the consummation of the transactions contemplated hereunder or thereunder, except for routine Governmental Approvals not related to the regulation of public utilities which may be required to be obtained after the Initial Delivery Date (as defined in the Assigned Agreement) in order to obtain and deliver gas under the Assigned Agreement, and Contract Party has no reason to believe such future Governmental Approvals will be obtained in a timely manner in the ordinary course of business.

3.8 No Previous Assignments. Contract Party has no notice of, and has not consented to, any previous assignment by the Partnership of all or any part of its rights under the Assigned Agreements.

3.9 Representations and Warranties. All representations, warranties and other statements made by Contract Party to the Partnership in the Assigned Agreements were true and correct as of the date when made and are true and correct as of the date of this Consent.

SECTION 4. MISCELLANEOUS

4.1 Notices. All notices and other communications hereunder shall be in writing, shall refer on their face to the Assigned Agreements (although failure to so refer shall not render any such notice or communication ineffective), shall be sent by first class mail, by personal delivery or by a nationally recognized courier service, and shall be directed (a) if to Contract Party, in accordance with the Assigned Agreements, (b) if to GE Capital, at 1600 Summer Street, Stamford, Connecticut 06927, attention Vice President, Energy Project Operations, (c) if to the Partnership, at 4100 Spring Valley, Suite 1001, Dallas, Texas 75244, or (d) if to the Security Agent, at 777 Main Street, Hartford, Connecticut 06115, Attention: Corporate Trust Administration, or {e) to such other address or addressee as any party may designate by notice given pursuant hereto.

4.2 Governing Law. THIS CONSENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

4.3 Counterparts. This Consent may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

4.4 Headings Descriptive. The headings of the several Sections and subsections of this Consent are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Consent.

4.5 Severability. In case any provision in or obligation under this Consent shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

4.6 Amendment, Waiver. Neither this Consent nor any of the terms hereof may be terminated, amended, supplemented, waived or modified except by an instrument in writing signed by Contract Party and GE Capital.

4.7 Successors and Assigns; Leverage of Lease. This Consent shall be binding upon Contract Party and its permitted successors and assigns and shall inure to the benefit of the Security Agent, the Owner Trustee, GE Capital and their respective successors and assigns, including any lender referred to in subsection 1.9.

4.8 Further Assurances. Each of Contract Party and the Partnership hereby agrees to execute and deliver all such instruments and take all such action as may be necessary to effectuate fully the purposes of this Consent, including to confirm the rights of any permitted successor or assignee of GE Capital or the Owner Trustee (including any lender referred to in subsection 1.9) under this Consent.

           IN WITNESS WHEREOF, the parties have duly executed and delivered this Consent, or have caused this Consent to be duly executed and delivered by their Authorized Officers, as of the date first above written.

                                COGEN DEVELOPMENT COMPANY

                                By:
                                Name:
                                Title:

                                PANDA-BRANDYWINE, L.P.

                                By:   Panda  Brandywine  Corporation,
                                its general partner

                                By:
                                Name:
                                Title:

                                SHAWMUT BANK CONNECTICUT, NATIONAL
                                ASSOCIATION, as Security Agent

                                By:
                                Nate:
                                Title:

                                GENERAL ELECTRIC CAPITAL CORPORATION

                                By:
                                Name:
                                Title:



                                                           Exhibit D to
                                                              Gas Sales
                                                              Agreement

                            GUARANTY

      GUARANTY, dated as of March 30, 1995, made by MCN CORPORATION, a Michigan corporation ("Guarantor"), in favor of PANDA-BRANDYWINE, L.P., a Delaware limited partnership, and its successors and permitted assigns as Buyer under the Agreement (as hereafter defined) ("Buyer").

                       W I T N E S S E T H :

      WHEREAS, Buyer has entered into a Gas Sale Agreement dated as of March 30, 1995, with Cogen Development Company, a Michigan corporation ("Seller") (said agreement, including all documents incorporated therein by reference, as the same may hereafter by amended, supplemented or otherwise modified from time to time, being herein called the "Agreement"), pursuant to which Seller will sell and Buyer will purchase natural gas for use in the production of steam and electricity at a facility to be constructed and owned by Buyer in Brandywine, Maryland; and

      WHEREAS, Seller is a wholly-owned subsidiary of Guarantor and Guarantor will obtain benefits as a result of the Agreement; and

      WHEREAS, Buyer has entered into the Agreement on the condition that Guarantor shall have executed and delivered to Buyer this Guaranty.

      NOW, THEREFORE, in consideration of the premises and in order to induce Buyer to enter into and perform under the Agreement, Guarantor hereby agrees as follows:

      (1) Defined Terms. The following terms shall have the following meanings:

      "Contractual Obligations" shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

      "GAAP" shall mean generally accepted accounting principles as in effect from time to time in the United States of America.

      "Governmental Authority" shall mean any nation or government, any state, or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

      "Obligations" shall mean all payment and performance obligations of Seller under the Agreement, including, but not limited to, Seller's obligation to supply and transport gas and to indemnify the Buyer, in accordance with the Agreement, and all payment and performance obligations which may arise upon breach by Seller of, or failure to timely perform, any of its obligations thereunder.

     "Requirement of Law" shall mean, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its properties is subject.

       "Person"   shall  mean  an  individual,  corporation,  voluntary
association, joint stock company, business trust, partnership or other entity.

      (2) Guaranty. Guarantor hereby unconditionally and irrevocably guarantees to Buyer the prompt and complete performance and payment by Seller when due of the Obligations. Guarantor further agrees to pay any and all expenses (including, without limitation, all reasonable fees and disbursements of counsel) which may be paid or incurred by the Buyer in enforcing, or obtaining advice of counsel in respect of, any of its rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, the Guarantor under this Guaranty. This Guaranty shall remain in full force and effect until the Agreement has expired in accordance with its terms, and the Obligations have been satisfied.

      (3) No Subrogation Contribution, Reimbursement or Indemnity. The Guarantor agrees that notwithstanding any payment or payments made by the Guarantor hereunder, the Guarantor will not have, and hereby waives and disclaims, any claim or right against the Seller by way of subrogation or otherwise in respect of any payment that the Guarantor may be required to make hereunder, until the Obligations have been paid and performed in full and the Agreement has been terminated. Guarantor hereby further irrevocably waives all contractual, common law, statutory or other rights of reimbursement, contribution or indemnity (or any similar right) from or against Seller which may have arisen in connection with this Guaranty until the Obligations have been paid and performed in full and the Agreement has been terminated.

      (4) Amendments. etc. with respect to the Obligations. Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against Guarantor, and without notice to or further assent by Guarantor, any demand for payment or performance of any of the Obligations made by Buyer may be rescinded by Buyer and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guaranty therefor or right offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Buyer, and the Agreement and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as Buyer may deem advisable from time to time, and any collateral security, guaranty or right of offset at any time held by Buyer for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Buyer shall not have any obligation to protect, secure, perfect or insure any lien or security interest at any time held by it as security for the Obligations or for this Guaranty or any property subject thereto.

     (5) Guaranty Absolute and Unconditional . Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by Buyer upon this Guaranty or acceptance of this Guaranty; the Obligations, and any and all of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty; and all dealings between Seller or Guarantor, on the one hand, and Buyer, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty. This Guaranty shall remain in full force and effect notwithstanding any change in the corporate relationship of Guarantor and Seller. Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon Seller or Guarantor with respect to the Obligations. This Guaranty shall be construed as a continuing, absolute and unconditional guaranty of payment and performance without regard to
(a) the validity or enforceability of the Agreement or any of the Obligations or guaranty or right of offset with respect thereto at any time or from time to time held by Buyer, (b) any defense (other than a defense of payment or performance of the Obligations or any other defense available to Seller as set forth in the Agreement) set-off or counterclaim, which may at any time be available to or be asserted by Seller against Buyer, or (c) any other circumstance whatsoever (with or without notice to or knowledge of Seller or Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of Seller for the Obligations, or of Guarantor under this Guaranty, in bankruptcy or in any other instance. When Buyer is pursuing its rights and remedies hereunder against Guarantor r Buyer may, but shall be under no obligation to' pursue such rights and remedies as it may have against Seller or any other Person or against any collateral security or guaranty for the Obligations or any right of offset with respect thereto, and any failure by Buyer to pursue such other rights or remedies or to collect any payments from Seller or any such other Person or to realize upon any such collateral security or guaranty or to exercise any such right of offset, or any release of Seller or any such other Person or of any such collateral security, guaranty or right of offset, shall not relieve Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Buyer against Guarantor.

      (6) Reinstatement. This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by Buyer on account of the insolvency, bankruptcy, dissolution, liquidation or reorganization of Seller or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for' Seller or any substantial part of its property, or otherwise, all as though such payments had not been made.

     (7) Payments. Guarantor hereby agrees that the Obligations will be paid to Buyer without set-off (except as may be available to Seller under the Agreement) or counterclaim in U.S. Dollars at such office as Buyer shall designate in written notice to Guarantor.

      (8) Representations and Warranties. Guarantor represents and warrants to Buyer:

      (a) Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and has the corporate power and authority and the legal right to own and operate its property, and to conduct the business in which it is currently engaged;

      (b) Guarantor has the corporate power and authority and the legal right to execute and deliver, and to perform its obligations under, this Guaranty, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Guaranty;

      (c)  this  Guaranty  has  been duly  executed  by  Guarantor  and
constitutes  a  legal,  valid  and  binding  obligation  of   Guarantor
enforceable in accordance with its terms;

      (d) the execution, delivery and performance of this Guaranty will not violate any provision of any requirement of law or contractual obligation of Guarantor and will not result in or require the creation or imposition of any lien, claim or encumbrance on any of the properties or revenues of Guarantor pursuant to any Requirement of Law or Contractual Obligation of Guarantor;

      (e) no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or Governmental Authority and no consent of any other Person tincturing, without limitation, any stockholder or creditor of Guarantor) is required in connection with the execution, delivery, performance, validity or enforceability of this Guaranty;

      (f) no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Guarantor, is threatened by or against Guarantor or against any of its properties or revenues (i) with respect to this Guaranty or any of the transactions contemplated hereby, (ii) which if adversely determined would have a material adverse effect on the business, operations, property or financial or other condition of Guarantor or its ability to perform its obligations under this Guaranty;

      (g) the audited financial statement of the Guarantor and its consolidated subsidiaries as of December 31, 1994, and the related consolidated statement of income and retained earnings for the fiscal year then ended reported on by Deloitte & Touche (copies of which have heretofore been furnished to the Financing Parties (as defined in the Agreement)) have been prepared in accordance with GAAP applied consistently throughout the period involved, are complete and correct and present fairly the financial condition of Guarantor as at such date and the results of its operations for such fiscal year; since such date there has been no material adverse change in the business, operations, property or financial or other condition of Guarantor. Guarantor has no material contingent obligations, contingent liability or liability for taxes, long-term lease or unusual forward or long term commitment which is not reflected in the foregoing statements or in the notes thereto other than any such obligations, liabilities or commitments which were not required to be shown thereon or disclosed therein in accordance with GAAP;

      (h) Guarantor is not in default in any material respect in the payment or performance of any agreement or undertaking to which it is a party, or by which it or any of its material properties or assets may be bound, which default would materials y adversely affect its business or financial condition or its ability to perform its obligations under this Guaranty, and no default in the payment or performance of any agreement or undertaking hereunder has occurred and is continuing;

      (9) Covenants. (a) Guarantor hereby covenants and agrees that Guarantor will furnish to Buyer, promptly upon becoming aware of the existence of any default under the Agreement, a written notice specifying the nature and period of existence thereof and what action Guarantor is taking or proposes to take with respect thereto.

      (b) If at any time the Guarantor shall consolidate or merge with any other person or entity or shall sell, lease or otherwise transfer substantially of its assets to any other person or entity, and Guarantor shall not be the successor or acquiring corporation, then the Guarantor shall cause the successor or acquiring person or entity to assume in writing all of the Guarantor's liabilities hereunder.

      (10) Severability. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

      (11) Paragraph Headings. The paragraph headings used in this Guaranty are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

      (12) No Waiver; Cumulative Remedies. Buyer shall not, by any act (except by a written instrument pursuant to paragraph 13 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default under or breach of the Agreement or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of Buyer, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by Buyer of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Buyer would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

      (13) Waivers and Amendments: Successors and Assigns. None of the terms or provisions of this Guaranty may be waived, amended, supplemented or otherwise modified except by a written instrument executed by Guarantor and Buyer. This Guaranty shall be binding upon the successors and assigns of Guarantor and shall inure to the benefit of Buyer and its successors and assigns; provided that Guarantor may not assign this Guaranty without the prior written consent of Buyer. Buyer shall have the right, without the consent of Guarantor, but upon not ice to Guarantor, to assign all its rights and interests under this Guaranty to the Financing Parties, as security for its obligations under the Financing Documents (as defined in the Agreement).

      (14) Notices. All notices and communications under this Guaranty shall be deemed given, (a) upon delivery, if delivered in writing personally, (b) five (5) days after deposit in a U.S. Postal Office mail box, (c) the day after it is received, if it is delivered by overnight courier, or (d) upon the effective sending of electronic transmission, facsimile, telex or telegram, to the addresses set forth below or such other address as the receiving party has designated by a notice :

MCN Corporation
500 Griswold Street
Detroit, MI 4822 6
Attn: Daniel L . Shiffer
Telephone: (313) 256-5206
(313) 965-0009

     (5) GOVERNING LAW: CONSENT TO JURISDICTION AND SERVICE OF PROCESS. THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY LEGAL ACTION OR
PROCEEDING WITH RESPECT TO THIS GUARANTY OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF MAY BE BROUGHT AGAINST IT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS GUARANTY, GUARANTOR HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-
EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. GUARANTOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE
AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO GUARANTOR AT ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW . NOTHING HEREIN SHALL AFFECT THE RIGHT OF BUYER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST GUARANTOR IN ANY OTHER JURISDICTION.

     (16) VENUE. GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY ACTION DESCRIBED IN PARAGRAPH IS, OR THAT SUCH PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT, AND AGREES NOT TO PLEAD OR CLAIM THE SAME.

      (17) Further Documents . Guarantor agrees to execute such additional documents as may be reasonably necessary or desirable to effect or evidence the provisions of this Guaranty.

     IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be duly executed and delivered by its officer "hereunto duly authorized as of the date first above written.

                                   MCN CORPORATION
                                   BY:
                                   TITLE: